SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.

 ................................................................................
                (Name of Registrant as Specified In Its Charter)

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
 ................................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:

         .......................................................................

    2)   Aggregate number of securities to which transaction applies:

         .......................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................

    4)    Proposed maximum aggregate value of transaction:

          ......................................................................

    5)    Total Fee Paid .......................................................

[X] Fee Paid previously with Preliminary Materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount Previously Paid:

          ......................................................................

    2)    Form, Schedule or Registration Statement No.:

          ......................................................................

    3)    Filing Party:

          ......................................................................

    4)    Date Filed:

          ......................................................................

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
                             151 HEMPSTEAD TURNPIKE
                         WEST HEMPSTEAD, NEW YORK 11552

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD MONDAY, DECEMBER 2, 1996

                       ----------------------------------

To the Stockholders of Advanced Orthopedic Technologies, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Advanced Orthopedic Technologies, Inc., a Nevada corporation ("AOT") will be held on Monday, December 2, 1996, at 10:00 A.M., New York
City time, at the offices of Herrick, Feinstein LLP, counsel to AOT, Two Park Avenue, New York, New York 10016, 21st floor Main Conference Room, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 30, 1996 by and among AOT, NovaCare Prosthetics & Orthotics, Inc., a Delaware corporation ("NovaCare O&P") and AOT Acquisition Corp., a Nevada corporation and wholly owned subsidiary of NovaCare O&P ("NovaCare Sub"), providing for the merger of NovaCare Sub with and into AOT, whereupon AOT will become a wholly owned subsidiary of NovaCare O&P, and the shareholders of AOT will receive a cash consideration of approximately $3.00 per share, subject to adjustment (a copy of said Agreement and Plan of Merger is attached as Appendix A to the accompanying Proxy Statement); and

     2. Transacting such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of AOT has fixed the close of business on Wednesday, October 23, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     Stockholders, whether or not they expect to attend the Special Meeting personally, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage.


                                            By Order of the Board of Directors,

West Hempstead, New York                    NORBERT B. MEYERS
November 6, 1996                            Chairman of the Board
                                            and Secretary

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

     IMPORTANT - PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY. To assure that your shares are represented and voted at the Special Meeting, please sign, date and return the proxy in the enclosed postage-paid envelope.

                                TABLE OF CONTENTS

GENERAL INFORMATION........................................................    1
   Purpose of the Meeting..................................................    2
   Voting Rights...........................................................    2

SUMMARY OF TRANSACTION.....................................................    3
   The Companies...........................................................    3
   Effect of Merger; Consideration.........................................    3
   Recommendation of the Boards of Directors; Reasons For the Merger.......    4
   Dissenters' Rights......................................................    5
   Accounting Treatment; Certain Federal Income Tax Consequences...........    5
   Market Price Data; Book Value per Share.................................    5

SELECTED FINANCIAL DATA....................................................    6
QUARTERLY FINANCIAL DATA...................................................    8
THE MERGER.................................................................    9
   Recommendations of the Boards of Directors; Reasons
     for the Merger........................................................    9
   Accounting Treatment....................................................   11
   Certain Federal Income Tax Consequences of the Merger...................   11
   Other Agreements........................................................   12
   Interest of Certain Persons in the Merger...............................   13
   Dissenters' Rights......................................................   17
THE MERGER AGREEMENT.......................................................   21
   Effective Time..........................................................   21
   The Merger..............................................................   21
      Consideration to be Received in the Merger...........................   21
      Escrow Payments......................................................   23
      Surrender of Shares and Payment......................................   23
      Conditions to Consummation of the Merger.............................   24
      Conditions to Obligations of the Company, NovaCare O&P
        and NovaCare Sub...................................................   24
      Additional Conditions to Obligations of NovaCare O&P
        and NovaCare Sub...................................................   24
      Additional Conditions to Obligations of the Company..................   25
   Covenants of the Company................................................   25
   Covenants-NovaCare O&P and the Company..................................   26
   Covenants-NovaCare O&P..................................................   27
   Termination.............................................................   27
   Amendments and Waivers..................................................   28
   Fees and Expenses.......................................................   28

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................   29
MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS.............   31
   Fiscal Year Ended December 31, 1995.....................................   32
   Three Months and Nine Months Ended September 30, 1996...................   34
   Liquidity and Capital Resources.........................................   35
   Other...................................................................   35
   Changes in and Disagreements with Accountants on Accounting
     and Financial Disclosure..............................................   37
DESCRIPTION OF BUSINESS
   Background..............................................................   37
   Completed Acquisitions..................................................   38
   Existing Bank Financing.................................................   40
   The Prosthetic and Orthotic Patient Care Process........................   41
   The Market for Prosthetic and Orthotic Rehabilitation
     Services..............................................................   42
   Description of Property.................................................   47
   Legal Proceedings.......................................................   49
DIRECTORS AND EXECUTIVE OFFICERS...........................................   50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   52
STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING..........................   55
OTHER MATTERS..............................................................   55
FINANCIAL STATEMENTS.......................................................   56
   Fiscal Year Ended December 31,1995......................................  F-1
   Three Months and Nine Months Ended September 30,1996.................... F-20

                                   APPENDICES

Appendix A - Agreement and Plan of Merger
Appendix B - Rights of Dissenting Owners (Nevada Revised
             Statutes 92A.300 Through 92A.500 Inclusive)
Appendix C - Form of Proxy

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
                             151 HEMPSTEAD TURNPIKE
                         WEST HEMPSTEAD, NEW YORK 11552

                               -------------------

                                 PROXY STATEMENT
                                NOVEMBER 6, 1996

                               -------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD MONDAY, DECEMBER 2, 1996

                               GENERAL INFORMATION

     This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the "Common Stock"), of Advanced Orthopedic Technologies, Inc., a Nevada corporation (the "Company" or "AOT") in connection with the solicitation of proxies by the Company to be voted at the Special Meeting of Stockholders (the "Special Meeting") scheduled to be held on Monday, December 2, 1996 at 10:00 A.M., New York City time, at the offices of Herrick, Feinstein LLP, counsel to AOT, Two Park Avenue, New York, New York 10016, 21st floor Main Conference Room, and at any and all adjournments thereof. This Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed or given on or about Wednesday, November 6, 1996 to holders of record of the Company's Common Stock as of the close of business on Wednesday, October 23, 1996.

     Stockholders of the Company are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, it is important that you complete the enclosed proxy card and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders giving a proxy may revoke it by notice in writing delivered to the Secretary of the Company or by delivering a later dated proxy to the Secretary of the Company, in either case, at any time before it is exercised. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Stockholders who wish to vote in person at the Special Meeting despite execution of a proxy, should contact the Secretary of the Company.

     The solicitation of proxies being made hereby is made by the Company, and the cost of soliciting proxies and the cost of the Special Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals, and the Company will, upon request, pay such brokers', banks' and other nominees' reasonable expenses incurred by them for such activities.

     The Company's principal offices are located at 151 Hempstead Turnpike, West Hempstead, New York 11552 and its telephone number is (516) 481-9670.

PURPOSE OF THE MEETING

     At the Special Meeting, the Company's shareholders will consider and vote upon (i) the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 30, 1996 by and among AOT, NovaCare Prosthetics & Orthotics, Inc., a Delaware corporation ("NovaCare O&P") and AOT Acquisition Corp., a Nevada corporation and wholly owned subsidiary of NovaCare O&P ("NovaCare Sub"), providing for the merger (the "Merger") of NovaCare Sub with and into AOT, whereupon AOT will become a wholly owned subsidiary of NovaCare O&P, and the shareholders of AOT will receive a cash consideration of approximately $3.00 per share, subject to adjustment (a copy of said Merger Agreement is attached as Appendix A to this Proxy Statement); and (ii) such other business as may properly come before the Special Meeting or any adjournments thereof.

VOTING RIGHTS

     Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Special Meeting. There is no cumulative voting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting constitutes a quorum for the transaction of business. On matters brought before the Special Meeting as to which a choice has been specified by stockholders on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted FOR the adoption and approval of the Merger Agreement. Other business, if any, brought before the Special Meeting shall be voted FOR or AGAINST by the persons designated to vote the proxies as they, in their discretion, determine.

     The approval and adoption of the Merger Agreement by the stockholders of the Company requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock of the Company.

     The Company will appoint inspectors of election which will tally votes of those attending the Special Meeting or voting by proxy. Abstentions and non-votes will not be counted towards the requirement of a majority of the issued and outstanding shares of Common Stock of the Company.

     Only stockholders of record as of the close of business on Wednesday, October 23, 1996, are entitled to vote at the Special Meeting. At that date, the Company had outstanding and entitled to vote 4,774,233 shares of Common Stock held by approximately 381 stockholders of record. For information regarding the current ownership of the Common Stock by its principal stockholders and management, see "Security Ownership of Certain Beneficial Owners and Management" herein. The Company has no class or series of stock outstanding other than the Common Stock entitled to vote at the Special Meeting.

     A representative of the Company's independent certified public accountants, Kofler, Levenstein, Romanotto & Co., P.C. will be present at the Special Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

                             SUMMARY OF TRANSACTION

     The following is a brief summary of information contained elsewhere in this Proxy Statement. This summary does not contain a complete description of the terms of the Merger and the other matters summarized herein and is qualified in its entirety by reference to the full text of this Proxy Statement and the Appendices.

THE COMPANIES

     Advanced Orthopedic Technologies, Inc. ("AOT" or the "Company") is a provider of patient care services for orthotic and prosthetic rehabilitation markets. Orthotics is the design, fabrication and fitting of custom-made braces and other devices, and prosthetics is the design, fabrication and fitting of artificial limbs. AOT's executive offices are located at 151 Hempstead Turnpike, West Hempstead, New York 11552, Telephone (516) 481-9670. AOT operates 37 patient care centers in New York, New Jersey, West Virginia, Virginia, California and New Mexico, which it has developed through internal expansion as well as acquisitions. AOT reported net revenues of $13,813,000 for the fiscal year ended December 31, 1995 and $13,123,000 for the nine months ended September 30, 1996. AOT believes it is the fourth largest orthotic and prosthetics provider in the United States. AOT's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "AOTI".

     NovaCare O&P is a wholly-owned subsidiary of NovaCare, Inc., a Delaware corporation ("NovaCare"), with executive offices at 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406, Telephone (610)-992-7200. NovaCare believes it is the leading national provider of medical rehabilitation services outside the medical rehabilitation hospital setting, and that it is the largest orthotics and prosthetics provider in the United States. Rehabilitation is the process that restores individuals disabled by trauma or disease to their optimal level of functionality and self-sufficiency. NovaCare operates a national network of approximately 500 outpatient care center locations, and also provides occupational health and management consulting services and manages rehabilitation programs on a contract basis in more than 1,800 nursing facilities. NovaCare reported net revenues of approximately $800 million for its fiscal year ending June 30, 1996. NovaCare's Common Stock is traded on the New York Stock Exchange under the symbol "NOV".

EFFECT OF THE MERGER; CONSIDERATION

     The Merger Agreement provides for an all-cash transaction in which the holders of the Company's Common Stock are expected to receive approximately $3.00 per share, subject to certain adjustments.

     Upon consummation of the Merger pursuant to the Merger Agreement, NovaCare Sub will be merged with and into the Company, the Company will become a wholly owned subsidiary of NovaCare O&P, and each share of the Company's Common Stock outstanding immediately prior to the Effective Time, other than shares of the Company's Common Stock held by the Company as treasury stock (all of which shall be cancelled) and shares with respect to which dissenter's rights have been perfected under the Nevada General Corporation Law ("Nevada Law"), will be converted into the right to receive a cash payment per share as described herein (the "Cash Consideration").

     SHAREHOLDERS OF THE COMPANY WILL NOT RECEIVE ANY COMMON STOCK OR OTHER SECURITIES OF NOVACARE OR ITS SUBSIDIARIES AND WILL NOT HAVE ANY CONTINUING INVESTMENT IN NOVACARE, ITS SUBSIDIARIES, OR THE COMPANY FROM AND AFTER THE EFFECTIVE TIME. NOVACARE O&P WILL OWN 100% OF THE COMMON STOCK OF THE COMPANY FROM AND AFTER THE EFFECTIVE TIME.

     The Cash Consideration per share will be computed as (1) $14,080,000 less the sum of (x) the Merger Expenses (as hereinafter defined) and (y) the amounts payable with respect to the Company Warrants and the Company Options (each as hereinafter defined), divided by (2) the number of shares of the Company's Common Stock outstanding immediately prior to the Effective Time. The Cash Consideration is estimated to be approximately $3.00 per share.

     Under the terms of the Merger Agreement, NovaCare O&P will provide a total merger consideration of $14,080,000 in cash, which will be utilized to pay the Cash Consideration to holders of outstanding Common Stock of the Company, at the Effective Time; to pay the excess, if any, of such per share cash price over the exercise price of outstanding stock options under AOT's 1992 Stock Option and Stock Appreciation Rights Plan ("Company Options") and outstanding AOT Common Stock Purchase Warrants ("Company Warrants"); and to pay AOT's expenses in the merger transaction ("Merger Expenses"). Under the terms of the Merger Agreement, NovaCare will permit the Company to have up to $4,000,000 of bank debt and debt owed under certain acquisitions, at the Effective Time of the Merger; indebtedness of such types in excess of such amounts will be considered Merger Expenses of the Company. See "The Merger Agreement--The Merger--Consideration to be Received in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Merger Agreement has been unanimously approved by the Boards of Directors of the Company, of NovaCare O&P, and NovaCare Sub. The effectiveness of the merger is subject to the approval of the Company's shareholders. The Merger Agreement provides that consummation of the merger is subject to the Company and NovaCare O&P having complied with their covenants and agreements set forth in the Merger Agreement and their representations and warranties being, in all material respects, true and accurate as of the Effective Time.

     The recommendation of the Company's Board of Directors is based on a number of factors, which are discussed below in the section, "The
Merger--Recommendation of the Boards
of Directors; Reasons for Merger." The Company's Board of Directors recommends that the Company's shareholders vote in favor of the Merger and approve and adopt the Merger Agreement.

DISSENTER'S RIGHTS

     A holder of the Company's Common Stock will be entitled to demand dissenter's rights in respect of such shares under Chapter 92A of the Nevada General Corporation Law ("Chapter 92A"), subject to satisfaction by such stockholder of the conditions for dissenter's rights established by Chapter 92A. The portion of Chapter 92A relating to dissenter's rights is set forth in full in Appendix B hereto. See, "The Merger--Dissenter's Rights", and Appendix B hereto.

ACCOUNTING TREATMENT; CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The transaction will be treated, for accounting purposes, as a purchase of the shares held by the Company's shareholders. The transaction intended by the Merger Agreement is NOT a tax-free transaction, reorganization or exchange, and each holder of the Company's Common Stock will be subject to federal income tax on the gain represented by the excess of the per-share Cash Consideration over such shareholder's basis in his shares. See "The Merger--Certain Federal Income Tax Consequences of the Merger."

MARKET PRICE DATA; BOOK VALUE PER SHARE

     The Company's Common Stock has been traded on the NASDAQ Small Cap Market since December, 1992. On October 1, 1996, the last full trading day prior to the public announcement of the proposed Merger, the bid and ask prices for the Company's Common Stock were $1.75 and $2.37, respectively. See "Market for Common Equity and Related Stockholder Matters" for additional historical information regarding trading prices of the Company's Common Stock. Stockholders are urged to obtain current market quotations for the Company's Common Stock.

     The book value of the Company's Common Stock was $1.26 per share at December 31, 1995 and $1.39 per share at September 30, 1996.

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
                             SELECTED FINANCIAL DATA



                                                                   Year Ended December 31,
                              --------------------------------------------------------------------------------------------------
                                  1995              1994(5)(7)            1993(4)(7)           1992(3)(6)(7)        1991(2)(6)(7)
                                  ----              ----------           -----------           -------------        ------------
Sales                         $13,813,000          $13,162,000           $ 9,609,000            $ 7,163,000          $4,762,000
                              -----------          -----------           -----------            -----------          ----------
Income before
cumulative effect of
accounting change                 486,000              406,000               582,000                570,000          $   89,000
Per common share                      .11                  .09                   .14                    .13                 .02
                              -----------          -----------           -----------            -----------          ----------
Cumulative effect of
accounting change                      --                   --                    --                 88,000                  --
Per common share                       --                   --                    --                    .02                  --
                              -----------          -----------           -----------            -----------          ----------
Net income                       $486,000             $406,000              $582,000               $658,000          $   89,000
Per common share                      .11                  .09                   .14                    .15                 .02
                              -----------          -----------           -----------            -----------          ----------

                                                                  December 31,
                              ---------------------------------------------------------------------------------------------------
                                  1995              1994(5)(7)            1993(4)(7)           1992(3)(6)(7)        1991(2)(6)(7)
                                  ----              ----------            ----------           -------------        -------------
Working capital               $ 2,343,000          $ 2,702,000           $ 2,914,000            $ 2,784,000          $  706,000
                              -----------          -----------           -----------            -----------          ----------
Total assets                   11,031,000           10,794,000            10,548,000              6,119,000           2,235,000
                              -----------          -----------           -----------            -----------          ----------
Long-term debt                  2,826,000            3,956,000             4,071,000              1,096,000             387,000
                              -----------          -----------           -----------            -----------          ----------
Stockholders' equity            5,413,000            4,751,000             4,135,000              3,568,000             887,000
                              -----------          -----------           -----------            -----------          ----------
Book value per
 common share                 $      1.26          $      1.12           $      0.99            $      0.86          $     0.21
                              ===========          ===========           ===========            ===========          ==========



                           Nine Months Ended
                           September 30, 1996
                              (unaudited)
                            ----------------

Sales                        $13,123,000
                             -----------
Net income                       855,000
Per common share                     .17
                             -----------
Working capital                2,352,000
                             -----------
Total assets                  12,700,000
                             -----------
Long-term debt                 2,395,000
                             -----------
Stockholders' equity           6,627,000
                             -----------
Book value per
common share                 $      1.39
                             ===========

(1) Historical information for periods prior to April 30, 1992, consists of Advanced Orthopedic Technologies, Inc., a New York corporation ("Advanced"), and subsidiaries. On such date, Advanced became a wholly-owned subsidiary of Advanced Orthopedic Technologies, Inc., a Nevada corporation (the "Company"), in a transaction accounted for as a recapitalization of Advanced. The Nevada corporation had no operating revenues prior to that date.

(2) Includes the results of operations of Westfield Brace Co., Inc., from the effective date of acquisition, January 1, 1991.

(3) Includes the results of operations of Lett Orthopedic Industries, Inc., from the effective date of acquisition, January 1, 1992.

(4) Includes the results of operations of Prosthetic and Orthotic Associates, Inc. (effective January 1, 1993), Orthopedic Technologies, Inc. (effective July 1, 1993), SFV Rehabilitation Specialists, Inc. (effect August 1,
     1993), Exe, Inc. (effective August 26, 1993), and Parmeco, Inc. (effective August 31, 1993), from the effective date of acquisition.

(5) Includes the results of operations of Clayton Prosthetics and Orthotics, Inc. from the effective date of acquisition, April 18, 1994.

(6) Adjusted to give effect to the Company's three into one reverse stock split on December 11, 1992.

(7)  Includes 1,146,618 in 1993, 1,162,558 in 1992, and 1,166,667 in 1991 shares of Common Stock to be issued (or reserved for issuance to key employees on future vesting) on conversion into Common Stock of all of the Company's Series A, Series B, Series C and Series D Preferred Shares issued and outstanding (or reserved for issuance to key employees on future vesting). All outstanding Series A, Series B, Series C, and Series D Preferred Shares were converted into Common Shares on April 1, 1994.

(8) There were no dividends paid for the fiscal years 1991 through 1995, nor for any period during 1996.

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
                            QUARTERLY FINANCIAL DATA
                                   (UNAUDITED)


                                                                       Net
                             Net                  Gross               Income
 Quarter ended              Sales                 Profit              (Loss)
 -------------              -----                 ------              ------
1996

    March               $  3,930,000           $ 1,918,000           $ 179,000

    June                   4,525,000             2,322,000             315,000

    September              4,668,000             2,327,000             361,000
                           ---------           -----------           ---------

                        $ 13,123,000           $ 6,567,000           $ 855,000
                        ============           ===========           =========

1995
    March               $  3,337,000           $ 1,713,000           $  91,000

    June                   3,422,000             1,730,000             161,000

    September              3,417,000             1,767,000             174,000

    December               3,637,000             1,865,000              60,000
                        ------------           -----------           ---------

                        $ 13,813,000           $ 7,075,000           $ 486,000
                        ============           ===========           =========

1994
    March               $  2,727,000           $ 1,421,000           $  68,000

    June                   3,430,000             1,721,000             172,000

    September              3,537,000             1,855,000             245,000

    December               3,468,000             1,735,000             (79,000)
                        ------------           -----------           ---------
                        $ 13,162,000           $ 6,732,000          $  406,000
                        ============           ===========           =========

                                   THE MERGER

     The effective time, consideration and other terms of the Merger are described in "The Merger Agreement" below.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     The Boards of Directors of the Company, NovaCare O&P and NovaCare Sub have each unanimously approved and adopted the Merger Agreement. The Board of Directors of the Company recommends that holders of the Company's Common Stock vote FOR approval and adoption of the Merger and the Merger Agreement.

     The Board of Directors of the Company considered a number of factors in reaching the recommendations described above, including the following:

     (i) the financial condition, results of operations and prospects of the Company as an independent company, in view of the rapidly changing conditions in the health care industry in general and in the prosthetic and orthotic services industry in particular.

     Substantial changes in the methods of delivery of health care services, in the nature and scope of health care insurance, the methods of payment of the costs of health care services and insurance, the pricing of health care services and governmental and insurance reimbursement of health care costs, as well as proposals for an overall restructuring of the health care system as well as the Medicare and Medicaid programs, continue to be the subject of major legislative and budgetary initiatives at the federal and state levels. It is not possible to predict whether such legislation will ultimately be enacted. If such legislation is enacted, it is impossible to predict the form which such legislation will take or the impact such legislation will have on the Company's operations or on the health care industry in general. The Company, as an independent organization, may not have the financial, personnel and other resources to respond to such changes, at least in comparison to larger and more diversified health care organizations, such as NovaCare.

     Furthermore, the Company is engaged only in the provision of prosthetic and orthotic services, and does not provide any other form of rehabilitation services. Larger and more diversified health care organizations, such as NovaCare, which provide rehabilitation services in a number of different disciplines, may be better positioned in the future to service the health care markets. The Company's Board of Directors considers it unlikely that the Company would have the financial, personnel and other resources, in the foreseeable future, to expand its patient care services beyond prosthetic and orthotic services.

     The last few years have witnessed substantial growth of large for-profit health care conglomerates, operating on a substantially national basis. Such organizations, which operate hospitals and other health care facilities on a national basis, may desire to engage prosthetics and orthotics suppliers which can service their needs on a national basis, and which may also provide rehabilitation services in other disciplines. The Company's Board of Directors considers it unlikely that the Company would have the financial, personnel and other resources, in the foreseeable future, to expand its geographic coverage to provide prosthetic or orthotic services on a nationwide basis. The Company currently operates primarily in three major regional concentrations (New York/New Jersey metropolitan area; Upstate New York and West Virginia/Virginia), plus two patient centers in New Mexico and one in California.

     (ii) Limitations on Geographic Expansion of the Company and Future Acquisitions. The Company has developed its three major regional concentrations (New York/New Jersey metropolitan area; Upstate New York; and West Virginia/Virginia) by acquisitions and internal expansion such that the Company has extensive geographical coverage of patient care centers within such markets. Such coverage has enabled the Company to be successful in obtaining managed care contracts from health maintenance organizations, hospital groups and other health care providers demanding accessible patient care centers for use of their members throughout the region in which they operate.

     Further geographical expansion of the Company would most likely require that the Company develop entirely new regional concentrations in different states or parts of the country. Given the recent changes in the health care industry in general and the prosthetic and orthotic industry in particular as described above, and the need to offer health care providers managed care services throughout a geographic region, successful penetration of new regions requires substantial geographical coverage of patient care centers in such regions. This could only be accomplished by acquisition of prosthetic and orthotic providers having a substantial presence in the new region, and is unlikely to be accomplished by acquiring an organization with only a few patient care centers, or by the Company starting up one or a few of its own patient care centers in the new region. The Board of Directors considers it uncertain that the Company would have the financial, personnel and other resources to make such a major acquisition in the foreseeable future. Furthermore, the Company would have to compete, in locating and acquiring such acquisition targets, with large and diversified health care organizations, such as NovaCare, which have substantially greater financial and other resources than the Company.

     (iii) Recent and historical market prices of the Company's Common Stock. Based upon the market price of the Company's Common Stock at the close of business on October 1, 1996, the Cash Consideration that the Company's stockholders would receive in the Merger constitutes a premium in excess of 26% over the then closing price of the Company's Common Stock of $2.37 per share. Furthermore, the Cash Consideration compares favorably to the historical market prices of the Company's Common Stock over the past two years. See "Market for Common Equity and Related Stockholder Matters."

     (iv) The all-cash nature of the proposed transaction. In the event the Merger becomes effective, the entire Cash Consideration will become available to the shareholders of the Company, without any holdbacks, escrows or retainages. The Company's shareholders will not have to bear the risks that would be involved in a purchase transaction where components of the purchase price would be paid on a deferred basis by promissory notes or where components of the purchase price are paid as earn-outs or other forms of contingent consideration dependent on future performance of the Company from and after the Effective Date. Furthermore, once the Cash Consideration is computed at the Effective Time in accordance with the Merger Agreement, it will be permanently fixed, and there will be no purchase price adjustments based on audits or performance of the Company from and after the Effective Time. The Board of Directors considers the all-cash form of the transaction to be a major advantage.

     (v) Market for the Company's Common Stock. Even though the Company's Common Stock has been publicly traded on the NASDAQ Small Cap Market since December, 1992, it has generally been thinly traded and shareholders have experienced a lack of liquidity in the market.

     (vi) Lack of opportunity for additional investment financing. For several years, the Company's management has explored opportunities to obtain additional financial resources for the Company, including the possibility of additional public offerings of its Common Stock or other securities, and private investments from a variety of sources. The Company has not been able to effect such additional investment financing, which would be necessary for significant expansion of the Company's business.

     The Company's Board of Directors evaluated the primary factors listed above, as well as others, in light of their knowledge of the business and operations of the Company and their business judgment. In view of the variety of factors considered in connection with evaluation of the transaction, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in its determination. However, the Board placed special emphasis on the fact that the estimated Cash Consideration per share is at a premium over historical and current trading prices for the Company's Common Stock, that it will be paid in cash at the Effective Time, and the difficulties that it perceives the Company would have in expanding its business if it were to remain an independent company.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase of the shares of the Company for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary describes the material federal income tax consequences of the Merger to holders of the Company's Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to stockholders of the Company in special tax situations (such as insurance companies, dealers in securities, tax exempt organizations or non-US persons) or to stockholders of the Company who acquired their shares of the Company's Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Neither the Company nor NovaCare O&P has requested a ruling from the Internal Revenue Service in regard to any of the federal income tax consequences of the Merger.

     A stockholder of the Company who receives the Cash Consideration in payment for a share of Common Stock of the Company will recognize gain or loss equal to the difference between the Cash Consideration received and such stockholder's basis in the shares. A dissenting stockholder who receives cash for such stockholder's Common Stock pursuant to the exercise of dissenter's rights will recognize gain or loss equal to the difference between the amount of cash received with respect to such shares (other than amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income), and such stockholder's basis in such shares of the Company's Common Stock. If Common Stock of the Company were held as a capital asset, such gain or loss will be capital gain or loss and will be long term capital gain or loss if such stock was held for more than one year.

     The transaction intended by the Merger Agreement is NOT a tax-free transaction, reorganization or exchange, and each holder of the Company's Common Stock will be subject to federal income tax on the gain represented by the excess of the per-share Cash Consideration over such shareholder's basis in such share.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE US INTERNAL REVENUE CODE. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. THE COMPANY'S COMMON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND AFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

OTHER AGREEMENTS

     On September 30, 1996, Andrew H. Meyers, the President and Chief Executive Officer of the Company, and Norbert B. Meyers, the Chairman of the Board, Vice President and Secretary of the Company, each entered into agreements in favor of NovaCare O&P, pursuant to which they agreed, among other things, to vote the shares of the Company's Common Stock of which they are the record holders and beneficial owners in favor of the Merger Agreement and all matters related thereto and against any alternative proposal relating to a merger, consolidation or other business combination involving the Company, or a transaction which would result in a change in control of the Company, or any sale or transfer of any of the Company's assets or business or that of any of the Company's subsidiaries. Such agreements also preclude such individuals from granting any proxies or entering into any other voting arrangement with respect to the voting of any of such shares and from selling, transferring, granting options on, granting liens on, or otherwise disposing of such shares. Such agreements will remain in effect until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms. No consideration was paid to Andrew H. Meyers or Norbert B. Meyers for entering into such agreements. Andrew H. Meyers is the beneficial owner of approximately 62.3%, and Norbert B. Meyers is the beneficial owner of approximately 4.0%, of the Company' Common Stock entitled to vote upon the proposed Merger. See "Security Ownership of Certain Beneficial Owners and Management."

INTEREST OF CERTAIN PERSONS IN THE MERGER

     The officers and directors of the Company (including without limitation, Andrew H. Meyers and Norbert B. Meyers) do NOT own, beneficially or of record, any material number of shares of NovaCare, and they will not receive any shares of Common Stock or other securities of NovaCare or its subsidiaries as a result of the Merger transaction. There are NO common directors or officers serving the Company, on the one hand, and NovaCare and its subsidiaries, on the other hand. Neither NovaCare or its subsidiaries, or any of its officers and directors, currently own any material number of shares of Common Stock of the Company.

     Modification of Employment and Other Agreements with Executive Officers. Andrew H. Meyers, the President and Chief Executive Officer of the Company, will at the Effective Time, enter into an Employment Agreement with NovaCare O&P, to serve as an Area Vice President, providing for a term of three years, a base salary of $120,000 per year and bonuses consistent with the position of Area Vice President based on criteria to be mutually agreed in the future and the performance of NovaCare O&P. After the expiration of one year from the Effective Time, the agreement may be terminated by NovaCare, upon payment to Mr. Meyers of six months severance at the base salary rate then in effect. At the Effective Time, Mr. Meyers will also enter into a Non-Competition Agreement with NovaCare O&P, providing that for three years after the Effective Time, Mr. Meyers will not engage in certain aspects of the prosthetic and orthotic services business in certain geographic areas, and will be paid compensation therefore at the rate of $133,333 per year. At the Effective Time, Mr. Meyers will enter into an Indemnity Agreement (the "Indemnity Agreement") with NovaCare O&P whereby he will indemnify O&P, for a limited time period and subject to certain maximum liability limits, in the event NovaCare incurs damages as a result of certain breaches of the Company's representations and warranties under the Merger Agreement.

     At the Effective Time, Mr. Meyer's existing Executive Employment Agreement with the Company, dated April 30, 1992, as amended to date, will be terminated and neither the Company nor Mr. Meyers will have any further obligations thereunder, except for the payment to Mr. Meyers of compensation and benefits thereunder accrued up to the Effective Time. The Board of Directors of the Company has granted Mr. Meyers a bonus of $33,000 for performance during the 1996 calendar year, which will be paid in the first ten days of 1997. At the Effective Time, the existing License Agreement dated April 30, 1992 between Mr. Meyers and the Company, whereby he licensed certain patents to the Company, will be terminated and neither the Company nor Mr. Meyers will have any further obligations thereunder. In October 1996, the Company repaid to Mr. Meyers the net amount of approximately $107,000, representing the balance remaining of a loan made in 1989 by Mr. Meyers to the Company and which had been utilized by the Company to finance an acquisition at that time. At the Effective Time, the Company will transfer ownership to Mr. Meyers of a key man life insurance policy issued on his life, and the Company shall have no further obligation to pay, or reimburse the payment of, any of the premiums on such policy.

     At the Effective Time, Norbert B. Meyer's existing Employment Agreement with the Company, dated May 1, 1994, as amended to date, will be terminated, and the Company will enter into a one year employment agreement with Mr. Meyers, at a salary of $15,000 per annum, under which he will work part time at the direction of Andrew H. Meyers.

     Elimination of Certain Personal Guarantees. At the Effective Time, the personal guarantees made by Andrew H. Meyers and Norbert B. Meyers of the Company's loan obligations to State Bank of Long Island will be terminated, and the payment by the Company to them of guarantee fees will terminate on such date. Certain securities collateral that had been provided by Norbert B. Meyers to State Bank of Long Island to secure his guarantee will be returned to Mr. Meyers.

     Lease of Certain Offices From Andrew H. Meyers and Norbert B. Meyers. (a) Simultaneous with the acquisition by the Company of certain operations in Morgantown, West Virginia, in 1988, Andrew H. Meyers purchased the real estate in Morgantown, West Virginia, where the Company's offices are located. The Company guaranteed the payment by Andrew H. Meyers of the purchase price for such real estate of $135,000, payable with interest at ten percent per annum in monthly payments of $1,302.78 over ten years with a balloon payment of the unpaid balance in 1998, and secured by a deed of trust. Andrew H. Meyers leases this facility to the Company under a ten year lease expiring December 31, 1999, at an annual base rent of $21,600 from January 1, 1990 through December 31, 1994 and $24,000 from January 1, 1995 through December 31, 1999, plus consumer price index and tax increase escalations. Andrew H. Meyers had agreed that a $7,500 security deposit (otherwise required under the lease) would not be required of the Company so long as Andrew H. Meyers and certain trusts for the benefit of his family (the "Meyers Trusts") own at least 51% of the Company's Common Stock. The Company will continue to lease this facility in accordance with the terms of such lease from and after the Effective Time and the Company will pay a one month $2,000 security deposit to Mr. Meyers on the Effective Time (Mr. Meyers has agreed to waive the balance of the $7500 security deposit). Pursuant to the Indemnity Agreement, Mr. Meyers will indemnify the Company for any obligations it occurs under its guaranty of Mr. Meyers' purchase obligations of such Morgantown, West Virginia real estate.

     (b) The land and buildings comprising the Company's executive offices and patient care center in West Hempstead, New York are owned by Norbert B. Meyers, and leased to the Company under a ten year lease expiring December 31, 1999. This lease provides for a base rent of $11,331.25 per month from April 1, 1990 to December 31, 1994 and $12,464.38 per month during the period January 1, 1995 through December 31, 1999 (plus consumer price index and tax increase escalations). In the event that Andrew H. Meyers and the Meyers Trusts own less than 51% of the Company's Common Stock, rentals will increase to $14,333.34 per month through December 31, 1994 and $15,766.66 per month from January 1, 1995 through December 31, 1999 (plus consumer price index and tax increase escalations). Norbert B. Meyers had agreed that a $50,000 security deposit (otherwise required under the lease) would not be required so long as Andrew H.Meyers and the Meyers Trusts own at least 51% of the Common Stock. The Company will continue to lease this facility in accordance with the terms of such lease from and after the Effective Time; the Company will pay the increased rentals which under the terms of the lease will go into effect on the Effective Time, and the Company will pay a one-month $16,000 security deposit to Mr. Meyers on the Effective Time (Mr. Meyers has agreed to waive the balance of the $50,000 security deposit).

     (c) In August, 1996, the Company opened its uptown Manhattan, New York, patient care center, in an office condominium under an unwritten sublease agreement with a limited liability company owned by Andrew H. Meyers and his children (the "Meyers LLC"), at a rental of approximately $4,000 per month. It is intended that prior to the Effective Time, the Meyers LLC will purchase the office condominium unit pursuant to a contract it has entered into and lease it to the Company at the same initial rental rate, with rent increasing at 3.5% per annum (and also for tax increase escalations), under a ten year lease, with the Company having the option to renew for an additional five years. The Company will have the right, after expiration of the first five years of the lease term, to terminate the lease upon payment to the Meyers LLC of $100,000, upon which the Company will be relieved of any future obligations under said lease. The Company will continue to lease this facility in accordance with the terms of the lease after the Effective Time and will also pay the Meyers LLC a one month $4,000 security deposit.

     The Company believes that each of these leases is substantially upon terms which are as favorable as those which could have been obtained in arms-length negotiations with unrelated third party landlords.

     Jerome Grossman Investment Banking Services Fee.. As of September 1, 1993, the Company and Mr. Jerome Grossman entered into a Services Contract whereby Mr. Grossman was engaged by the Company to perform consulting and investment banking services during a three and one-third year term ending December 31, 1996. On June 1, 1995, the term of Mr. Grossman's Services Contract with the Company was extended for one additional year through December 31, 1997, on the same terms and conditions.

     The Services Contract further provides that Mr. Grossman's services to the Company will include investment banking services in connection with any possible "Sale Transaction", defined as the merger or acquisition of the Company by a corporation (which is not an affiliate or subsidiary of the Company) with revenues greater than those of the Company, which transaction constitutes the sale of all or substantially all of the Company's assets or more than 50% of its Common Stock, and if such Sale Transaction is approved by the Board of Directors of the Company and if such a transaction is implemented, then the Company shall be obligated to compensate Mr. Grossman in a manner customary within the investment banking industry.

     On September 10, 1996, the Company entered into a further amendment to Mr. Grossman's Services Contract setting forth that in the event of a Sale Transaction with NovaCare, Mr. Grossman would be paid at the closing of such transaction a cash fee of three and one half (3.5%) percent of the total consideration paid by NovaCare, including assumption of debt. Such investment banking fee will be included in the Merger Expenses of the Company. See "The Merger Agreement -- The Merger -- Consideration to be Received in the Merger."

     Repurchase of Shares Issued in Med-Tech Acquisition. On January 5, 1996, the Company entered into an Asset Purchase Agreement with WG Equities, Inc. ("WG Equities", f/k/a Med-Tech O&P Services, Inc). and its principal shareholders, to purchase the operating assets of WG Equities. A component of the purchase price consisted of the issuance on such date of 450,000 shares of the Company's Common Stock. Under the terms of such Asset Purchase Agreement, the Company has the right, but not the obligation, to repurchase any or all of such shares on or prior to June 30, 1997 at a price of $1.50 per share. On July 26, 1996, the Company, WG Equities, and WG Equities' principal shareholders entered into an amendment to such Asset Purchase Agreement whereby the Company was granted the option to repurchase up to 225,000 of such shares at a price of $0.75 per share, which option was exercisable until September 30, 1996. On September 13, 1996, the Company exercised such option to repurchase 225,000 shares at $0.75 per share by written notice to WG Equities. In addition, in October 1996, the Company exercised its option to repurchase the balance of the other 225,000 shares at $1.50 per share. It is intended that such purchases, for a total consideration of $506,250, will be implemented at or before the Effective Time. Such repurchases at reduced prices from market value and from the Cash Consideration amount, will increase the amount of the Cash Consideration available to be paid to the holders of the Company's Common Stock under the Merger Agreement. The principal shareholders of WG Equities, Marc Waldman and Steven Goldstein, are NOT officers or directors of the Company. Mr. Waldman has a contract as a consultant to the Company, and Mr. Goldstein has an employment agreement as a prosthetic and orthotic practitioner with the Company, each for a five year term commencing January 1, 1996.

     Pursuant to such Asset Purchase Agreement, on January 5, 1996, WG Equities granted a proxy to Andrew H. Meyers, to vote all 450,000 of such shares, in Mr. Meyer's discretion, on all matters to submitted to or requiring the vote of shareholders of the Company. In the event that such shares are outstanding (and have not yet been repurchased) at the date of the Special Meeting, Mr. Meyers will vote all of such shares FOR approval and adoption of the Merger Agreement.

     Conversion of Certain Stock Earnouts and Bonuses to Cash Payments. In connection with certain of the Company's acquisitions of prosthetic and orthotic services businesses, the Company granted to the acquisition sellers the opportunity to achieve additional contingent purchase price based on performance of the acquired business, to be paid on future dates in specified dollar amounts (based on market value) or specified numbers of shares of the Company's Common Stock, if earned. At or prior to the Effective Time, the Company intends to enter into amendments of its agreements with such acquisition sellers to provide that such earnouts to be paid in shares of the Company's Common Stock, will, if earned, instead be paid in cash in the same specified dollar amounts (and in cases where the earnout was a specific number of shares, in a dollar amount equivalent to $3.00 per share). Such amendments will also provide that all potential earnouts to be paid on future dates based on performance of the acquired business, if earned, will be paid whether or not the individual acquisition seller was employed by the Company on such future dates. Two individuals have practitioner employment agreements with the Company providing for bonuses on future dates, if earned, to be paid in specified dollar amounts of the Company's Common Stock; at or prior to the Effective Time, the Company intends to enter into amendments of its agreements with such individuals to provide that such bonuses, if earned, will instead be paid in cash in the same specified dollar amounts.

The obligation of the Company to make such payments of earnouts and bonuses is contingent on the level of performance of certain of the Company's regional businesses in future periods, which cannot be predicted. None of the individuals affected by these amendments are officers or directors of the Company, but they each have practitioner employment agreements or consulting agreements with the Company.

     Company Stock Options. Certain officers and directors of the Company (other than Andrew H. Meyers) have in the past been granted stock options under the Company's 1992 Stock Option and Stock Appreciation Rights Plan ("Company Options"). Under the terms of the Merger Agreement, they, as with any other holders of Company Options, will receive the excess of the Cash Consideration per share, if any, over the exercise price of such Company Options held by them.

DISSENTERS' RIGHTS

     Holders of shares of the Company's Common Stock are entitled to dissenters' rights under Chapter 92A of the Nevada General Corporation Law ("Chapter 92A") provided they comply with the conditions established by Chapter 92A. The portion of Chapter 92A relating to Rights of Dissenting Owners (Nevada Revised Statutes 92A.300 to 92A.500 inclusive) is reprinted in its entirety as Appendix B to this Proxy Statement. The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Appendix B. This discussion and Appendix B should be reviewed carefully by any holder who wishes to exercise statutory dissenters rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

     A record holder of shares of the Company's Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time of the Merger, who otherwise complies with the statutory requirements of Chapter 92A and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to receive the "fair value" of his shares of the Company's Common Stock as determined under Chapter 92A. All references in Chapter 92A and in this summary of dissenters' rights to a "stockholder" or "holders of the Company's Common Stock" are to the record holder or holders of shares of the Company's Common Stock.

     A stockholder who desires to assert dissenter's rights must deliver a separate written notice of his intent to demand payment for his shares under Chapter 92A, if the Merger is effectuated, to the Secretary of the Company prior to the vote by the stockholders of the Company on the Merger, and must NOT vote his shares in favor of the Merger. Chapter 92A provides that a stockholder who does not satisfy the requirement of sending such a written notice, or a stockholder who votes in favor of the Merger, is NOT entitled to dissenter's rights or payment for his shares pursuant to Chapter 92A.

     Such notice of intent to demand dissenter's rights must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of the Company's Common Stock. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if (a) he submits to the Company the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and (b) he does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. Accordingly, a person having a beneficial interest in shares of the Company's Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever dissenter's rights are available. If the shares of the Company's Common Stock are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the written notice of intent to demand dissenter's rights must be executed by all joint owners.

     A stockholder who elects to exercise dissenter's rights should mail or deliver his or her written notice of intent to demand dissenter's rights to Advanced Orthopedic Technologies, Inc., 151 Hempstead Turnpike, West Hempstead, New York 11552, Attn: Norbert B. Meyers, Secretary. Such notice must be received by the Company at such address on or prior to December 1, 1996, the day before the date of the Special Meeting, December 2, 1996, or may be delivered in person at the Special Meeting prior to the vote on the Merger. The written notice should specify the stockholder's name and mailing address, the number of shares of the Company's Common Stock owned, and that the stockholder is thereby notifying the Company of his or her intent to demand payment for payment for his or her shares under Chapter 92A. A proxy or vote against the Merger will not constitute such a notification or demand.

     If the Merger is approved at the Special Meeting, the Company must deliver a written dissenter's notice ("Dissenter's Notice") to all stockholders who satisfied the requirements to assert dissenter's rights. This notification must be sent no later than ten (10) days after the Effective Time of the Merger, and must (a) state where the written demand for payment must be sent and where and when certificates for the shares which are the subject of dissenter's rights must be deposited and set forth a date by which the Company must receive such demand for payment and deposit of shares ("Demand Date"), which may be not less than 30 nor more than 60 days after the Dissenter's Notice is delivered, (b) supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action ("Announcement Date", which is established as October 1, 1996) and require that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before the Announcement Date and
(c) be accompanied by a copy of that portion of Chapter 92A relating to Rights of Dissenting Owners (Nevada Revised Statutes 92A.300 to 92A.500, inclusive).

     A stockholder to whom a Dissenter's Notice is sent must (a) demand payment in writing for his shares ("Demand Notice"), (b) certify whether he acquired beneficial ownership of the shares before the Announcement Date set forth in the Dissenter's Notice and, (c) deposit his certificates for shares of the Company's Common Stock in accordance with the terms of the Dissenter's Notice. Such demand and deposit must be received by the Company on or before the Demand Date set forth in the Dissenter's Notice. Any stockholder who does not demand payment or deposit his certificates where required, each by the Demand Date set forth in the Dissenter's Notice, will lose his dissenter's rights under Chapter 92A and will not be entitled to demand payment for his shares pursuant to Chapter 92A.

     Within 30 days after the Company receives a Demand Notice from a stockholder which has complied with all requirements of Chapter 92A for the assertion of dissenter's rights, the Company shall pay such dissenter the amount of the Company's estimate of the fair value of his shares, plus accrued interest from the Effective Time. Such payment must be accompanied by (a) the Company's financial statements as at the fiscal year ended December 31, 1995 and the latest available interim quarterly financial statements (as at September 30, 1996); (b) a statement of the Company's estimate of the fair value of the shares; (c) an explanation of how interest was calculated, (d) a statement of the dissenter's rights to demand payment of his own estimate of the fair value of the shares under Chapter 92A (as described below), and (e) be accompanied by a copy of that portion of Chapter 92A relating to Rights of Dissenting Owners (Nevada Revised Statutes 92A.300 to 92A.500, inclusive). The obligation of the Company to pay such amount may be enforced by the district court of the State of Nevada in the county where the Company's registered office is located (Washoe County, Nevada). At the election of any dissenter residing or having its registered office in the State of Nevada, enforcement may also be obtained in the district court of the State of Nevada in the county where the dissenter resides or has its registered office. In a proceeding commenced to enforce the Company's obligation to make payment of the amounts estimated by the Company to be the fair value of the shares, the court may assess the costs against the Company, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. In the event that a dissenter became a beneficial owner of shares of the Company's Common Stock after the Announcement Date, the Company may withhold actual payment of the Company's estimate of the fair value of the applicable shares, but instead must offer to pay such amount to each such dissenter who agrees to accept it in full satisfaction of his demand. Such offer must be accompanied by the same information set forth above in subparagraphs (a) through (e) of this paragraph.

     A dissenting stockholder who has complied with all requirements of Chapter 92A may, within 30 days after receiving the Company's payment to him of the Company's estimate of the fair value of his shares, or in cases where the Company has withheld payment, the Company's offer to pay the Company's estimate of the fair value of his shares, notify the Company in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment already made by the Company, if he believes that the amount paid or offered by the Company is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand payment pursuant to Chapter 92A unless he notifies the Company of his demand in writing within such 30 day time period.

     If a demand for payment from a dissenter who has complied with all requirements of Chapter 92A remains unsettled, the Company must commence a proceeding within 60 days after receiving the demand of the stockholder's estimate of the fair value of his shares, and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence such proceeding within the 60 day period, it shall pay each dissenter who has complied with all requirements of Chapter 92A and whose demand remains unsettled, the amount demanded. The court proceeding will be commenced in the district court of the State of Nevada for Washoe County, which is where the registered office of the Company is located, which court has plenary and exclusive jurisdiction. The court may appoint appraisers to determine the fair value of the shares. Each dissenter who has complied with all requirements of Chapter 92A and whose demands remain unsettled at such time shall be made a party to the proceeding and receive notice thereof. Each such dissenter shall be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the Company (and in the case of a dissenting stockholder who acquired his shares after the Announcement Date, and for which the Company withheld payment, the fair value of such after-acquired shares plus accrued interest).

     The court shall determine and assess all costs of such proceeding (including the cost of appraisers appointed by the court) against the Company, except that the court may assess costs against some or all the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for their respective parties, in amounts the court finds equitable: (a) against the Company and in favor of all dissenters if the court finds the Company did not substantially comply with the requirements of Chapter 92A, or (b) against the Company or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefited.

     Stockholders considering seeking dissenters' rights should recognize that the fair value of their shares determined under Chapter 92A could be more, the same as or less than the Cash Consideration they are to receive pursuant to the Merger Agreement if they do not seek dissenters' rights with respect to their shares. Stockholders seeking and perfecting dissenter's rights under Chapter 92A will receive payment for their shares only as determined under Chapter 92A, which will be in lieu of, and not in addition to, the Cash Consideration, and such stockholders will not receive the Cash Consideration provided in the Merger Agreement. If, after the Effective Time, a holder of shares of the Company's Common stock which had previously sent a notice of intent to assert dissenter's rights, fails to comply with the requirements of Chapter 92A, or waives, withdraws, fails to perfect, or otherwise loses his dissenter's rights, he will have only the right to receive the Cash Consideration in respect of such shares.

                              THE MERGER AGREEMENT

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A, WHICH IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Nevada or at such later time as may be specified in the certificate of merger. The time at which the Merger will become effective is referred to herein as the "Effective Time.". Such filing, together with all other filings or recordings required by Nevada Law in connection with the Merger, will be made as soon as practicable after the approval and adoption by the stockholders of the Company of the Merger Agreement and the satisfaction, or to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

THE MERGER

     At the Effective Time, NovaCare Sub will be merged with and into the Company, at which time the separate existence of NovaCare Sub will cease and the Company will be the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of NovaCare O&P. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the limitations, restrictions, disabilities and duties of the Company and NovaCare Sub, as provided under Nevada Law.

     CONSIDERATION TO BE RECEIVED IN THE MERGER. At the Effective Time,

     (i) Each share of the Company's Common Stock held by the Company as treasury stock or outstanding and owned by NovaCare O&P or any subsidiary thereof immediately prior to the Effective Time shall be cancelled.

     (ii) Each share of the Common Stock of NovaCare Sub outstanding immediately prior to the Effective Time will be converted into and become one share of the Surviving Corporation; and

     (iii) Each share of the Company's Common Stock outstanding immediately prior to the Effective Time (except for shares described in clause (i) above or shares as to which dissenters rights have been exercised under Chapter 92A of Nevada Law) will be converted into the right to receive the Cash Consideration, as defined below.

     The Merger Agreement provides for an all-cash transaction in which the holders of the Company's Common Stock are expected to receive approximately $3.00 per share, subject to certain adjustments.

     SHAREHOLDERS OF THE COMPANY WILL NOT RECEIVE ANY COMMON STOCK OR OTHER SECURITIES OF NOVACARE OR ITS SUBSIDIARIES AND WILL NOT HAVE ANY CONTINUING INVESTMENT IN NOVACARE, ITS SUBSIDIARIES, OR THE COMPANY FROM AND AFTER THE EFFECTIVE TIME. NOVACARE O&P WILL OWN 100% OF THE COMMON STOCK OF THE COMPANY FROM AND AFTER THE EFFECTIVE TIME.

     The Cash Consideration per share will be computed as (1) $14,080,000 less the sum of (x) the Merger Expenses (as hereinafter defined) and (y) the amounts payable with respect to the Company Warrants and the Company Options (each as hereinafter defined), divided by (2) the number of shares of the Company's Common Stock outstanding immediately prior to the Effective Time. The Cash Consideration is estimated to be approximately $3.00 per share.

     Under the terms of the Merger Agreement, NovaCare O&P will provide a total merger consideration of $14,080,000 in cash, which will be utilized to pay the Cash Consideration to holders of outstanding Common Stock of the Company, at the Effective Time; to pay the excess, if any, of such per share cash price over the exercise price of outstanding stock options under AOT's 1992 Stock Option and Stock Appreciation Rights Plan ("Company Options") and outstanding AOT Common Stock Purchase Warrants ("Company Warrants"), and to pay AOT's expenses in the merger transaction ("Merger Expenses"). Under the terms of the Merger Agreement, NovaCare will permit the Company to have up to $4,000,000 of bank debt and debt owed under certain acquisitions, at the Effective Time of the merger; indebtedness of such types in excess of $4,000,000 ("Excess Debt") will be considered Merger Expenses of the Company.

     The Company estimates that the Merger Expenses will aggregate approximately $1,007,800, consisting of (a) approximately $285,000 of Excess Debt and (b) investment banking fees, legal fees and disbursements, accounting fees, filing, printing and distribution expenses, and miscellaneous transaction costs and expenses, aggregating approximately $722,800.

     There are 219,534 outstanding Company Options, all of which will be deemed vested at the Effective Time; however, only 25,000 Company Options have an exercise price less than the anticipated Cash Consideration of approximately $3.00 per share. The excess of the Cash Consideration over the per share exercise price of such 25,000 Company Options, in the aggregate, is estimated to be $13,750.

     There are 665,334 outstanding Company Warrants. None of the Company Warrants are publicly traded. Even if all of such Company Warrants were deemed vested at the Effective Time, only 177,000 Company Warrants have an exercise price less than the anticipated Cash Consideration of approximately $3.00 per share. The excess of the Cash Consideration over the per share exercise price of such 177,000 Company Warrants, in the aggregate, is estimated to be $188,499.

     The sum of the estimated Merger Expenses ($1,007,800), estimated payments with respect to Company Options ($13,750), and estimated payments with respect to the Company Warrants ($188,499), is $1,210,049; if this amount is subtracted from $14,080,000, the net amount of $12,869,951 is available for payment of the Cash Consideration to the holders of outstanding shares of Common Stock at the Effective Time. Assuming that no shareholders exercise dissenters' rights, if this net amount is divided by the anticipated number of outstanding shares of Common Stock at the Effective Time after giving effect to certain redemptions (4,297,566 shares), the Cash Consideration is estimated to be $2.9947 per share.

     ESCROW PAYMENTS. On September 30, 1996, simultaneous with the execution and delivery of the Merger Agreement, NovaCare O&P deposited with its attorneys, Haythe & Curley (the "Escrow Agent"), the sum of $14,080,000 to be utilized, from and after the Effective Time, for payment of the Cash Consideration, payment of the Merger Expenses and the payments with respect to the Company Options and Company Warrants. At the Effective Time, the Escrow Agent shall (i) pay the Merger Expenses as certified in a list delivered by the Company and (ii) transfer the entire remaining balance of the escrowed funds to the Exchange Agent (described below) for payment of the Cash Consideration to the holders of the Company's Common Stock and to make the payments required by the Merger Agreement to the holders of the Company Options and Company Warrants.

     SURRENDER OF SHARES AND PAYMENT. Before the Effective Time, NovaCare O&P will appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of the Company's Common Stock for the Cash Consideration, and for payment to the holders of the Company Options and Company Warrants the amounts required by the Merger Agreement. At the Effective Time, the Escrow Agent shall transfer to the Exchange Agent all of the funds which NovaCare O&P had deposited with it, other than the amounts utilized to pay the Merger Expenses. Within ten (10) business days after the Effective Time, NovaCare O&P will, or will cause the Exchange Agent to, send to each holder of the Company's Common Stock at the Effective Time, a letter of transmittal to be used in such exchange. STOCKHOLDERS OF THE COMPANY ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT OR NOVACARE O&P.

     Each holder of shares of the Company's Common Stock that have been converted into a right to receive the Cash Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of the Company's Common Stock, together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor, the Cash Consideration per share which such holder has the right to receive pursuant to the Merger Agreement, and the certificate or certificates for shares of the Company's Common Stock so surrendered shall be cancelled. Until so surrendered, each such certificate will,after the Effective Time, represent for all purposes only the right to receive the Cash Consideration per share.

     After the Effective Time, there will be no further registration of transfers of shares of the Company's Common Stock. If, after the Effective Time, certificates representing shares of the Company's Common Stock are presented for transfer, they will be cancelled and exchanged for the Cash Consideration pursuant to the terms of the Merger Agreement.

     Any amounts made available to the Exchange Agent pursuant to the Merger Agent for payment of Cash Consideration that remain unclaimed by the holders of shares of the Company's Common Stock six months after the Effective Time will, upon request, be returned to NovaCare O&P, and any such holder who has not exchanged his shares prior to that time will be entitled thereafter to look only to NovaCare O&P to exchange such shares. Notwithstanding the foregoing, NovaCare O&P will not be liable to any holder of shares of the Company's Common Stock for any amount paid or delivered to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of the Company's Common Stock two years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity), will, to the extent permitted by applicable law, become the property of NovaCare O&P, free and clear of any claims or interest of any person previously entitled thereto.

     NO INTEREST WILL BE PAID WITH RESPECT TO THE CASH CONSIDERATION, REGARDLESS OF WHEN A STOCKHOLDER SURRENDERS HIS CERTIFICATES IN EXCHANGE FOR THE CASH CONSIDERATION.

     For the rights of stockholders who dissent from the Merger, See "The Merger-Dissenter's Rights."

CONDITIONS TO CONSUMMATION OF THE MERGER

     CONDITIONS TO OBLIGATIONS OF THE COMPANY, NOVACARE O&P AND NOVACARE SUB. The obligations of the Company, NovaCare O&P and NovaCare Sub to consummate the Merger are subject to the satisfaction of the following conditions: (i) the stockholders of the Company shall have approved the Merger by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, (ii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, (iii) NovaCare O&P and Andrew H. Meyers, the President and Chief Executive Officer of the Company, shall have entered into the Non-Competition Agreement (described above) and (iv) the Company and Mr. Meyers shall have terminated his existing employment agreement dated April 30, 1992 and NovaCare O&P and Mr. Meyers shall have entered into the new Employment Agreement (described above). See "The Merger-Interest of Certain Persons in the Merger-Modification of Employment and other Agreements with Executive Officers."

     ADDITIONAL CONDITIONS TO OBLIGATIONS OF NOVACARE O&P AND NOVACARE SUB. The obligations of NovaCare O&P and NovaCare Sub to consummate the Merger are subject to the satisfaction of the following further conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time, (ii) NovaCare O&P and Andrew
H. Meyers shall have entered into the Indemnity Agreement (described above),
(iii) the patent License Agreement between the Company and Andrew H. Meyers shall have been terminated, and (iv) the obligations of the Company to pay Andrew H. Meyers and Norbert B. Meyers guarantee fees shall have been terminated. See "The Merger-Interest of Certain Persons in the Merger".

     Notwithstanding the foregoing, the Company shall be entitled, up to five days prior to the Effective Time, to update the disclosure schedules relating to the representations and warranties made by the Company in the Merger Agreement, so long as such updates do not set forth the occurrence or existence of events or circumstances which have had a material adverse effect on the Company. If such updates do set forth the occurrence or existence of events or circumstances which have had a material adverse effect on the Company which is not cured or modified to avoid such effect within thirty (30) days after such update notice, NovaCare O&P can terminate the Merger Agreement, which is its sole and exclusive remedy in such circumstances.

     ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger is also subject to the satisfaction of the conditions that: (i) NovaCare O&P and NovaCare Sub shall have performed in all material respects all of their respective obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time and that the representations and warranties of NovaCare O&P and NovaCare Sub contained in the Merger Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (ii) Andrew H. Meyers and Norbert B. Meyers shall have been released from their respective guarantees of the Company's obligations to State Bank of Long Island. See "The Merger -- Interest of Certain Persons in the Merger -- Elimination of Certain Personal Guarantees."

COVENANTS OF THE COMPANY

     The Company has agreed that, except as expressly contemplated by the Merger Agreement or disclosed in writing to NovaCare O&P in the Merger Agreement or the disclosure schedules thereto, until the Effective Time or the earlier termination of the Merger Agreement, it will conduct its business in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees and that, except as otherwise approved in writing by NovaCare O&P or as expressly contemplated by the Merger Agreement, it will, among other things, (a) not amend or propose any changes to its articles of incorporation or by-laws; (b) not engage in any mergers or consolidations with any person or acquire a material amount of stock or assets of any other person; (c) not sell, lease, license or otherwise dispose of material assets, subject to certain exceptions; (d) not declare or pay any dividends or make any distributions in respect of its capital stock, not issue any form of securities (except in respect of certain employee benefit arrangements or to fulfill exercise of Company Options or Company Warrants); (e) not make any commitment or enter into any contract or agreement material to the Company and its subsidiaries taken as a whole except in the ordinary course of business consistent with past practice; (f) not agree or commit to do any of the foregoing, and (g) not take any action that would make any of its representations or warranties under the Merger Agreement inaccurate in any material respect at or prior to the Effective Time.

     The Company has further agreed that until the Effective Time or earlier termination of the Merger Agreement, it will provide NovaCare O&P, including representatives thereof, access to information concerning the Company, subject to the Confidentiality Agreement between NovaCare O&P and the Company dated August 14, 1996 (which will continue in effect even if the Merger Agreement is terminated). The Company will also notify NovaCare O&P of its receipt of certain communications relating to the transactions contemplated by the Merger Agreement.

     Until the Effective Time or earlier termination of the Merger Agreement, the Company and its subsidiaries and the officers, directors, employees or other agents of the Company and its subsidiaries will not, directly or indirectly (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as defined below), or (ii) unless otherwise required in accordance with the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, a Company Acquisition Proposal. The Company has agreed to notify NovaCare O&P promptly after receipt of any Company Acquisition Proposal or any indication that any person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, a Company Acquisition Proposal. For purposes of the Merger Agreement, a "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Company has agreed to cause a meeting of its stockholders to be duly called and held for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, with respect to which the Board of the Directors of the Company shall, unless otherwise required in accordance with their fiduciary duties as advised by counsel, recommend approval and adoption of the Merger Agreement and the Merger by the Company's stockholders.

COVENANTS - NOVACARE O&P AND THE COMPANY

     Each of NovaCare O&P and the Company has agreed to (i) use their best efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, (ii) consult with the other party prior to issuing any press release or making any public announcement related to the Merger and the transactions contemplated by the Merger Agreement, and except to the extent required by law or the requirements of securities exchanges or markets, obtain the written approval of the other party before issuing such release or public statement, and
(iii) take or cause to be taken such actions to vest, perfect and confirm of record in the Surviving Corporation all rights, title and interest in, to and under any of the rights, properties or assets of the Company to be acquired by the Surviving Corporation as a result of or in connection with the Merger.

COVENANTS - NOVACARE O&P

     NovaCare has agreed that it will take all necessary action to cause NovaCare Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company): (i) by mutual written consent of the Company and NovaCare O&P, (ii) by either the Company or NovaCare O&P if the Merger has not been consummated by December 31, 1996 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of or resulted in the failure to consummate the Merger by such date); (iii) by either the Company or NovaCare O&P, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment,injunction, order or decree shall become final and nonappealable; (iv) by either the Company or NovaCare O&P, if the requisite approval of the stockholders of the Company shall not have been obtained, (v) by either the Company or NovaCare O&P (the "Terminating Party") if
(x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the business, operations or properties of the Company or NovaCare O&P, as the case may be, or (y) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Terminating Party to the other party; (vi) by NovaCare O&P if holders of a substantial number of the shares of the Company's Common Stock outstanding immediately prior to the Effective Time shall have complied with all requirements for perfecting rights of dissenters as set forth in Chapter 92A.380 of the Nevada Law with respect to such shares; or (vii) by NovaCare O&P if the Company shall, after the date of the Merger Agreement, send an update notice to the disclosure schedules to the Merger Agreement which sets forth the occurrence or existence of events or circumstances which have had a material adverse effect on the Company which is not cured or modified to avoid such effect within thirty
(30) days after such update notice.

     If the Merger Agreement is terminated pursuant to the terms thereof, the Merger Agreement shall become void and of no effect, with no liability on the party of any party thereto, subject to certain exceptions.

AMENDMENTS AND WAIVERS

     The Merger Agreement may be amended or any provisions thereof may be waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, NovaCare O&P and NovaCare Sub, and in the case of a waiver, by the party against whom the waiver is to be effective, provided that (i) any waiver or amendment will be effective against a party only if the Board of Directors of such party approves such waiver or amendment and only if such Board of Directors can take such actions on behalf of that party and (ii) after the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver may without the further approval of such stockholders and each party's Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (y) any terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of the capital stock of the Company.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such cost or expense, except that, if the Merger is consummated, the expenses of the Company are to be paid as Merger Expenses out of the funds provided by NovaCare O&P to the Escrow Agent.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     (a) Market Information. The Company's Common Stock is currently traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small Cap Market under the symbol "AOTI". Prior to December 31, 1994, the Company's Units (each Unit consisting of one share of Common Stock, one Class A Redeemable Common Stock Purchase Warrant and one Class B Redeemable Common Stock Purchase Warrant), Class A Redeemable Common Stock Purchase Warrants and Class B Redeemable Common Stock Purchase Warrants were traded over-the-counter and quoted in the National Quotation Sheets. On December 31, 1994, all of the Company's Class A and Class B Redeemable Common Stock Purchase Warrants expired by their terms and accordingly such Warrants and the Units are no longer publicly traded. The Company's Class C Redeemable Selling Warrantholder Warrants are not publicly traded. Set forth below are the range of reported high and low bid quotations for a share of the Company's Common Stock, for each fiscal quarter during the prior two fiscal years. All over-the-counter market price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                       Price per Share
                                                       of Common Stock
                                                     -------------------
                                                     Bid             Ask
                                                     ---             ---
Fiscal Year Ended December 31, 1994

    First Quarter                                 High 4             4 1/4
                                                  Low  3 1/2         4 1/4
    Second Quarter                                High 3 1/4         4 1/4
                                                  Low  2 1/2         3 1/4
    Third Quarter                                 High 2 1/2         3 1/4
                                                  Low  1 3/4         2 3/4
    Fourth Quarter                                High 2             2 3/4
                                                  Low  1 3/8         1 7/8

Fiscal Year Ended December 31, 1995

    First Quarter                                 High 2             2 3/8
                                                  Low  1 5/8         2 1/4
    Second Quarter                                High 2 1/4         2 1/2
                                                  Low  1 1/4         1 5/8
    Third Quarter                                 High 2             2 3/8
                                                  Low  1 5/8         2 1/4
    Fourth Quarter                                High 3 1/8         3 1/2
                                                  Low  1 1/2         2 1/8

Fiscal Year Ending December 31, 1996

    First Quarter                                 High 2 7/8         3 3/8
                                                  Low  1 5/8         2
    Second Quarter                                High 3             3 1/5
                                                  Low  1 1/4         1 3/4
    Third Quarter                                 High 3 3/8         3 3/4
                                                  Low  1 3/4         2 3/8
    Fourth Quarter, through                       High 1 3/4         2 3/8
    October 1, 1996                               Low  1 3/4         2 3/8

---------------------

     (a) Holders. The Company has approximately 381 shareholders of its Common Stock.

     (b) Dividends. The Company has not paid dividends on its Common Stock since its inception and has no intention to pay any dividends to its shareholders in the foreseeable future. The Company's current term loan agreement with its bank prohibits the declaration of dividends. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors, will require the consent of the Company's bank, and will depend upon the earnings, capital requirements and financial position of the Company, plans for expansion, general economic conditions and other pertinent factors. Due to the Company's present financial status and due to its contemplated financial requirements, the Company does not contemplate or anticipate paying any dividends on its Common Stock in the foreseeable future.

     (c) Warrants. On November 10, 1994, the Securities and Exchange Commission declared effective the Company's Post Effective Amendment No. 4 with respect to 996,000 shares of Common Stock issuable upon exercise of 994,000 Class A Redeemable Common Stock Purchase Warrants ("Class A Warrants"), 994,000 Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants") and 1,000,000 Class C Redeemable Selling Warrantholder Warrants ("Class C Warrants"). The Company called for redemption on December 31, 1994 all Class A Warrants and Class B Warrants, which would otherwise have expired pursuant to their terms on December 31, 1994, pursuant to a Notice of Redemption dated November 11, 1994. On December 31, 1994, all of the Class A Warrants and Class B Warrants expired pursuant to their terms, without any such warrants having been exercised. Accordingly, the Class A Warrants and Class B Warrants are no longer exercisable for shares of Common Stock of the Company and are no longer publicly traded.

     The Company's Class C Redeemable Warrantholder Warrants are not publicly traded; three Class C Warrants are exercisable at $5.25 for one share of Common Stock, until November 30, 1996. There are 1,000,000 outstanding Class C Warrants convertible into a total of 333,334 shares of Common Stock. The Company also has outstanding a total of 332,000 Common Stock Purchase Warrants (each convertible into one share of Common Stock) issued to consultants of the Company, which warrants are not publicly traded.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPEATIONS.

     Background. The predecessor company of Advanced was incorporated in New York in 1972. The Company acquired 100% of the issued and outstanding stock of Advanced as of April 30, 1992. The transaction was accounted for as a recapitalization of Advanced.

     The Company has grown internally and by acquisitions. During 1988 it acquired the assets of JDM Orthotics in Farmingdale, New York, Prosthetic and Orthotic Laboratories, Inc. in Hackensack and Union City, New Jersey and Para-Med Corp. in Morgantown, West Virginia. The assets of Westfield Brace Company, Inc. in Westfield, New Jersey were acquired as of January 1, 1991. The Company acquired the stock of Lett Orthopedic Industries, Inc. located in Clarksburg, Fairmont and Princeton, West Virginia as of January 1, 1992, the stock of Prosthetic and Orthotic Associates, Inc. located in Chesapeake and Virginia Beach, Virginia as of January 1, 1993 and the stock of Orthopedic Technologies, Inc. located in Syracuse, Potsdam, Utica and Watertown, New York as of July 1, 1993. During August, 1993, the Company acquired the assets of SFV Rehabilitation Specialists, Inc. located in Sherman Oaks, California; Exe, Inc. (Orthotech), located in Albuquerque, Rio Rancho and Santa Fe, New Mexico, and Parmeco, Inc., located in Huntington, West Virginia. During April, 1994, the Company acquired the assets of Clayton Prosthetics & Orthotics, Inc. located in Manasquan, Manahawkin and Middletown, New Jersey. On January 5, 1996, the Company acquired the operating assets of Med-Tech O&P Services, Inc., which operated several patient care centers in the New York metropolitan area.

     The Company implemented such acquisitions by combinations of cash down payments and deferred payments. In certain of the acquisitions, the Company agreed to make contingent payments of additional purchase price to the sellers, in cash and/or restricted shares of the Company's Common Stock, if certain financial criteria were achieved by the acquired business.

     Results of Operations. The following table sets forth for the periods indicated certain items of the Company's financial statements and their respective percentage of the Company's net sales. The discussion which follows should be read in conjunction with the Company's consolidated financial statements.




                                                                       Historical
                                           -------------------------------------------------------------------------------------
                                            Three Months Ended               Nine Months Ended                  Years Ended
                                               September 30,                   September 30,                    December 31,
                                           --------------------            ---------------------           ---------------------
                                                (Unaudited)                      (Unaudited)
                                           1996            1995            1996             1995            1995            1994
                                           ----            ----            ----             ----            ----            ----
Net Sales                                 100.0%          100.0%          100.0%           100.0%          100.0%          100.0%

Cost of Sales                             (50.2)          (48.3)          (50.0)           (48.8)          (48.8)          (48.9)

Gross Profit                               49.8            51.7            50.0             51.2            51.2            51.1

Selling, general and
administrative expenses                   (34.3)           (39.5)         (36.6)           (40.7)          (39.3)          (40.5)

Litigation costs, inventory
obsolescence and asset
impairment                                   -               -               -                -             (2.7)             -

Income from operations                     15.5            12.2            13.4             10.5             9.2            10.6

Interest expense                           (2.0)           (2.7)           (2.0)            (2.8)           (2.8)           (2.7)

Other income                                 --              --              .1               --              .1            (2.0)

Income before taxes                        13.5             9.5            11.5              7.7             6.5             5.9

Income taxes                               (5.8)           (4.4)           (5.0)            (3.5)           (3.0)           (2.8)

Net income                                  7.7             5.1             6.5              4.2             3.5             3.1



FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales for the year ended December 31, 1995 were $13,813,000 as compared to $13,162,000 for the same period in 1994, an increase of 5%. The sales increase was primarily the result of internal growth as well as the inclusion in the first quarter of 1995 sales added by the acquisition of Clayton Prosthetics and Orthotics, Inc., completed in April 1994. The increase in internal growth was partially offset by historically lower billing prices attributable to the Company's increasing number of managed care contracts with third party payors.

     Gross Profit. Gross profit for the year ended December 31, 1995 was $7,075,000 as compared to $6,732,000 for the same period in 1994, an increase of 5.1%. The increase in gross profit is primarily the result of increases in sales volume as well as the achievement of certain efficiencies in the patient care process.

     Selling, General and Administrative Expenses. Selling, General and Administrative Expenses increased from $5,338,000 (40.5%) for the year ended December 31, 1994 to $5,435,000 (39.3%) for the year ended December 31, 1995. The increase is attributable to the inclusion of the first quarter of 1995 expenses added by the acquisition of Clayton Prosthetics and Orthotics, Inc., completed in April 1994 offset in part by the achievement of operating efficiencies.

     Income From Operations. In 1995, the Company was named as the defendant in several lawsuits. Two of the suits involve the sellers of acquired businesses for breach of contract. The Company has been named co-defendant in a class action suit alleging anti-trust violations in connection with a managed care contract. The Company has charged against income in 1995 $188,000 of costs it expects to incur in connection with these litigations.

     During 1995, the Company determined that certain inventory was obsolete and no longer usable and the Company recorded a charge against income for $62,000. Also in 1995, the Company determined the carrying value of the assets of one of its operating facilities may not be recoverable and recorded a charge against income for the impairment of these assets of $124,000.

     Income from operations decreased from $1,394,000 (10.6%) for the year ended December 31, 1994 to $1,266,000 (9.2%) for the year ended December 31, 1995. The decrease is directly attributable to the charges to income as indicated above. Exclusive of these charges, income from operations increased by $246,000 or 17.6% for the year ended December 31, 1995 over 1994. The increase in operating income for the two periods, exclusive of the charges indicated above, is attributable to higher sales volume, the inclusion of the acquisition of Clayton Prosthetics and Orthotics, Inc., completed in April 1994 and operating efficiencies the Company has realized from its cost containment plan.

     Other Income (Deductions). Interest expense for the year ended December 31, 1995 was $380,000 as compared to $353,000 for the same period in 1994. Interest expense is primarily on debt which was incurred to finance the Company's acquisitions.

     Net Income. The Company earned $486,000 or $.11 per share for the year ended December 31, 1995. For the same period in 1994, the Company earned $406,000 or $.09 per share. The charges to income resulting from litigation, obsolete inventory, and the write-down of impaired assets, resulted in an overall increase in the Company's effective income tax rate because of the greater impact of other non-deductible expenses on lower taxable income. The effect of these charges, combined with their impact on the Company's effective income tax rate, resulted in a decrease of earnings per share of approximately $.05 for the year ended December 31, 1995.

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net Sales. Net sales for the three months ended September 30, 1996 were $4,668,000 as compared to $3,417,000 for the same period in 1995, an increase of 37%. For the nine months ended September 30, net sales were $13,123,000 and $10,176,000 respectively in 1996 and 1995, an increase of 29%. The sales increase was primarily due to sales added by the acquisition of Med-Tech O&P Services completed in January, 1996 and sales generated from additional managed care contracts entered into over the past year.

     Gross Profit. Gross profit for the three months ended September 30, 1996 was $2,327,000 as compared to $1,767,000 for the same period in 1995, an increase of 32%. Gross profit for the nine months ended September 30, 1996 was $6,567,000 as compared to $5,210,000 for the same period in 1995, an increase of 26%. The increase in gross profit was due primarily to the increase in sales volume. Gross profit as a percentage of sales was 49.8% for the three months ended September 30, 1996 and 50.0% for the nine months ended September 30, 1996 as compared to 51.7% and 51.2% respectively for the same periods in 1995. The decrease in these percentages is attributable to lower reimbursement rates associated with the additional managed care business and the hiring of additional practitioners to accommodate this business. These decreases were offset in part by the integration of the Med-Tech acquisition into the Company's existing New York metropolitan area operation and the economies achieved by this integration. The percentage for the nine month period was also impacted by lower sales volume due to climate conditions experienced during the first quarter of 1996 during which the Company continued to incur practitioner salaries.

     Selling, General and Administrative Expenses. Selling, General and Administrative expenses increased to $1,603,000 for the three months ended September 30, 1996 from $1,350,000 for the same period in 1995, and increased to $4,802,000 for the nine months ended September 30, 1996 from $4,138,000 for the same period in 1995. Selling, General and Administrative expenses decreased as a percentage of sales from 39.5% in 1995 to 34.3% in 1996 for the three months ended September 30 and decreased from 40.7% in 1995 to 36.6% in 1996 for the nine months ended September 30. The decreases in these percentages are attributable primarily to the integration of the Med-Tech acquisition into the Company's existing New York metropolitan area operation and the economies achieved by this integration.

     Income from Operations. Income from operations for the three months ended September 30, 1996 increased to $724,000 as compared to $417,000 for the same period in 1995, an increase of 74%. Income from operations for the nine months ended September 30, 1996 increased to $1,765,000 as compared to $1,072,000 for the same period in 1995, an increase of 65%. Income from operations as a percentage of sales was 15.5% for the three months ended September 30, 1996 as compared to 12.2% for the same period in 1995. For the nine months ended September 30, income from operations as a percentage of sales was 13.4% in 1996 and 10.5% in 1995. The increases in these percentages are attributable primarily to the acquisition of Med-Tech O&P Services and the economies achieved by its integration into the Company's existing operations.

     Other Income/Deductions: Interest expense for the three months ended September 30, 1996 was $94,000 as compared to $93,000 for the same period in 1995 and $267,000 and $289,000 for the nine months ended September 30, 1996 and 1995 respectively. Interest expense consists primarily of interest on debt incurred to finance the Company's acquisitions.

     Net Income. The Company earned $361,000 or $.07 per share for the three months ended September 30, 1996 as compared to $174,000 or $.04 per share generated in the prior year's third quarter. For the nine months ended September 30, 1996, the Company had net income of $855,000 or $.17 per share as compared to $426,000 or $.10 per share for the same period in 1995. The increase in net income was due primarily to the Company's increased sales volume discussed above and the economies achieved through the integration of the acquisition of Med-Tech O&P Services.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1995, the Company had $216,000 in cash and cash equivalents. The Company's consolidated working capital at December 31, 1995 was $2,343,000. As of December 31, 1995, there were no additional commitments which would affect liquidity in a material way. As of September 30, 1996, the Company had $242,000 in cash and cash equivalents. The Company's consolidated working capital at September 30, 1996 was $2,352,000. As of September 30, 1996, there were no additional commitments which will affect liquidity in a material way.

     The Company has established lines of credit with State Bank of Long Island of $500,000, due May, 1997; $625,000, due December 2, 1996; and $110,000, due
December 19, 1996.

     The Company expects that cash generated from operations and from its credit lines will be adequate to provide for future operations.

     No material changes in inventory or property and equipment are presently planned.

OTHER

     Effective October 1, 1995, the Company implemented Financial Accounting Standards Board Statement No. 121, "Accounting For Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of." The Company charged $124,000 against income in 1995 in connection with the provisions of SFAS No. 121.

     Statement No. 123 of the Financial Accounting Standards Board "Accounting for Stock Based Compensation" is effective for fiscal years beginning after December 15, 1995. The Company believes the implementation of SFAS No. 123 will not have a material effect.

     Inflation has not had a significant impact on the Company's operating expenses. There is no assurance inflation will not be a significant factor in the future.

     Substantial changes in the methods of delivery of health care services, in the nature and scope of health care insurance, the methods of payment of the costs of health care services and insurance, the pricing of health care services and governmental and insurance reimbursement of health care costs, as well as proposals for an overall restructuring of the health care system as well as the Medicare and Medicaid programs, continue to be the subject of major legislative and budgetary initiatives at the federal and state levels. It is not possible to predict whether such legislation will ultimately be enacted. If such legislation is enacted, it is impossible to predict the form which such legislation will take or the impact such legislation will have on the Company's operations or on the health care industry in general.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                            DESCRIPTION OF BUSINESS.

BACKGROUND

     The Company was incorporated in the State of Nevada on August 15, 1989 under the name Pilgrim Acquisition Corp., and on July 5, 1991, changed its name to Zeron Acquisition I, Inc. Prior to May 6, 1992, the Company had been seeking potential business ventures, and the Company did not conduct any operating business.

     The Company acquired all of the issued and outstanding capital stock of Advanced Orthopedic Technologies, Inc., a New York corporation, ("Advanced") which transaction was completed May 6, 1992 effective April 30, 1992 pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement") among the Company, as Buyer, Andrew H. Meyers and four trusts for the benefit of Mr. Meyers' family (the "Meyers Trusts") as Sellers, and Advanced. Pursuant to the Reorganization Agreement, the Company issued to (and/or reserved for) the shareholders of Advanced 1,850,003 shares of Common Stock and 35,000 shares of the Company's Preferred Shares (constituting approximately 59% of the outstanding voting stock of the Company after the reorganization, without giving effect to outstanding warrants). The transactions pursuant to the Reorganization Agreement were intended to be a tax-free exchange pursuant to Section 368(a)(1)(b) of the Internal Revenue Code of 1986. Upon implementation of this transaction, Advanced became a wholly-owned subsidiary of the Company, and the Company's only operating business entity; the Company's management resigned in favor of Advanced's management, and the Company changed its name to Advanced Orthopedic Technologies, Inc. As used herein, "the Company" refers to Advanced Orthopedic Technologies, Inc., a Nevada corporation, and its subsidiaries and predecessors.

     In April, 1990, the Company completed a public offering of 994,000 Units, each Unit consisting of one share of Common Stock, one Class A Redeemable Common Stock Purchase Warrant and one Class B Redeemable Common Stock Purchase Warrant, at an offering price of $1.00 per Unit. The net proceeds of the offering to the Company were $980,113.

     The predecessor company of Advanced had been engaged as a prosthetic and orthotic provider since its incorporation in New York in 1972. The Company is a provider of patient care services for orthotic and prosthetic rehabilitation. Orthotics is the design, fabrication, fitting and supervised use of custom-made braces and other devices, such as neck, spinal, knee and cervical braces and foot orthoses, that provide external support to treat musculoskeletal disorders. Musculoskeletal disorders are ailments of the back, extremities or joints caused by traumatic injuries, diseases, congenital disorders, chronic conditions or injuries resulting from sports or other activities. Prosthetics is the design, fabrication and fitting of custom-made artificial limbs for patients who have lost limbs as a result of traumatic injuries, diabetes, cancer, vascular diseases or congenital disorders.

     The Company has grown through internal expansion and acquisitions to 37 patient care centers in New York, New Jersey, Virginia, West Virginia, California and New Mexico. Orthotic and prosthetic services are supervised by the Company's certified prosthetists and orthotists who are accredited by the American Board for Certification in Orthotics and Prosthetics, Inc.

COMPLETED ACQUISITIONS

     (a) Acquisitions Completed 1988-1991. Prior to 1988, the Company's operations were concentrated in five patient care centers located in the Long Island and New York City regions. In 1988, the Company acquired the prosthetic and orthotic practices of JDM Orthotics, Inc. in Farmingdale, New York; Prosthetic and Orthotic Laboratories, Inc. in Hackensack and Union City, New Jersey; and Para-Med Corp. in Morgantown, West Virginia thereby growing to nine patient care centers. Effective as of January 1, 1991, the Company acquired the assets of the prosthetic and orthotic business operated in Westfield, New Jersey by Westfield Brace Co., and thereby grew to ten patient care centers. The Company has completed all of its payment obligations for these acquisitions.

     (b) 1992 Acquisition of Lett Orthopedic Industries, Inc. Effective as of January 1, 1992, the Company acquired all of the capital stock of Lett Orthopedic Industries, Inc. ("LOI"), which operates three prosthetic and orthotic patient care centers in Clarksburg, Fairmont and Princeton, West Virginia, for a purchase price of $565,000 paid at the closing, $366,769 in installments over a seven-year period and a contingent purchase price based on the performance of the Company's West Virginia offices payable over five years (of which there is a minimum guaranteed contingent purchase price of $160,000 over the five years following the closing). In connection with this acquisition, the Company entered into deferred compensation agreements with each of the two individual LOI sellers, requiring the Company to pay $150,000 to each of the LOI sellers over five years. Subject to the LOI sellers' consent, the Company may elect to pay installments of the purchase price (up to $150,000 for each of the two LOI sellers) and deferred compensation payments in restricted shares of Common Stock valued at the market price on the installment date (in lieu of cash). To date, the Company has made all such installment payments in cash and no shares of restricted Common Stock have been issued to the LOI sellers. Upon the completion of the LOI acquisition, the Company owned and operated 13 patient care centers.

     (c) 1993 - Five Acquisitions Completed. During the fiscal year ended December 31, 1993, the Company completed five separate acquisitions and upon the completion of these acquisitions, the Company owned and operated 25 patient care centers.

     Acquisition of Prosthetic and Orthotic Associates, Inc. Effective as of January 1, 1993, the Company acquired all of the capital stock of Prosthetic and Orthotic Associates, Inc. ("POA"), which operated two prosthetic and orthotic patient care centers located in Virginia Beach and Chesapeake, Virginia, for a purchase price of $300,000 paid at the closing, $300,000 in a five year promissory note of the Company and a contingent purchase price based on performance of the acquired business payable in a combination of cash and restricted Common Stock over five years.

     Acquisition of Orthopedic Technologies, Inc. Effective as of July 1, 1993 the Company acquired all of the capital stock of Orthopedic Technologies, Inc. ("OTI"), which operated five prosthetic and orthotic patient care centers located in Syracuse, Utica, Potsdam and Watertown, New York, for a purchase price of $1,015,000 paid at the closing, $520,000 in a five year promissory note of the Company and a contingent purchase price based on the performance of the acquired business payable in a combination of cash and restricted Common Stock over five years. Pursuant to a Modification Agreement effective July 15, 1994, the principal amount of such promissory note was reduced to $350,668 and the contingent purchase price was reduced by eliminating, for amounts payable after 1994, the portion originally to be paid in restricted Common Stock.

     SFV, Exe and Parmeco Acquisitions

     During August of 1993, in three separate transactions, the Company acquired the assets of SFV Rehabilitation Specialists, Inc. of Sherman Oaks, California; Parmeco, Inc. of Huntington West Virginia; and Exe, Inc. (Orthotech) of Albuquerque, Rio Rancho and Santa Fe, New Mexico (which operations added five prosthetic and orthotic patient care centers to the Company), for an aggregate purchase price of $828,000 paid at the closings thereof, $625,000 in promissory notes of the Company payable over seven years and contingent purchase price based on performance of the respective acquired businesses payable in a combination of cash and restricted Common Stock over four years.

     (d) 1994 Acquisition of Clayton Prosthetics & Orthotics, Inc. Effective April 18, 1994, the Company acquired substantially all of the assets of Clayton Prosthetics & Orthotics, Inc. which operates three patient care centers located in Manasquan, Manahawkin and Middletown, New Jersey, for a purchase price of $500,000 payable at the closing, $400,000 in a six year promissory note of the Company and a contingent purchase price based on performance of the acquired business payable in a combination of cash and restricted Common Stock over five years. Upon the completion of this acquisition, the Company owned and operated 31 patient care centers.

     (e) 1996 Acquisition of Med-Tech O&P Services, Inc. Effective January 5, 1996, the Company acquired the operating assets of Med-Tech O&P Services, Inc. ("Med-Tech"), which operated several patient care centers located in the New York metropolitan area, for a purchase price of $25,000 payable at the closing, $150,000 in a promissory note of the Company payable over eighteen (18) months, 450,000 shares of restricted Common Stock of the Company, and a contingent purchase price based upon performance of the acquired business, payable in a combination of cash and restricted Common Stock of the Company over five years. Upon completion of this acquisition, the Company owned and operated 34 patient care centers.

     With respect to all of the acquisitions completed by the Company from 1992 through 1996, the Company funded the cash portion of the purchase price through a combination of internally generated funds and cash obtained through the Company's loan agreements with State Bank of Long Island.

     (f) Obligations Relating to Certain Acquisitions. Components of the deferred portions of the purchase price payments and related obligations due from the Company to the sellers of acquired businesses are in some cases secured by the grant to such sellers of a lien and security interest in all of the assets of the subsidiary of the Company which operates the acquired business, subordinate (except for the LOI acquisition) to the security interest of the Company's lenders in the cash and receivables of such subsidiary.

     The agreement for the acquisition of POA provides that for a period of ten business days following the second anniversary of the payment to such sellers of any installment of restricted Common Stock issued as part of the contingent purchase price, such sellers may require the Company to purchase all, but not less than all, of such installment to such sellers of restricted Common Stock at a price per share of $6. The Company has a "call" on such shares issued to such sellers for a ten business day period following the eighteenth month after which such shares of restricted Common Stock are issued to such sellers at a price of $6 per share. The applicable sellers may reject any such call, but if they do, the put rights relating to such called shares will be forfeited. As of September 30, 1996, the Company had outstanding 1,562 shares having such put rights.

     The agreement for the Med-Tech acquisition provides that for a period of ten business days following each of January 5, 1999, January 5, 2000 and January 5, 2001, such seller may require the Company to purchase up to a maximum of 50,000 of the shares of Common Stock which had been issued to the seller on the closing date of the acquisition, at a purchase price of $1.50 per share (an aggregate of 150,000 shares). The Company has a "call" on up to 50,000 of the shares issued to such seller for a ten business day period following each of July 5, 1998, July 5, 1999 and July 5, 2000 at a price of $1.50 per share (an aggregate of 150,000 shares). The seller may reject any such call, but if it does, the put rights relating to such called shares will be forfeited.

     Pursuant to an amendment dated July 26, 1996 to the agreements for the Med-Tech acquisition, the Company exercised an option to repurchase 225,000 shares issued to the Med-Tech seller at a price of $0.75 per share, and the Company exercised its option to purchase the remaining 225,000 shares issued to the Med-Tech seller at $1.50 per share, such purchases to be completed on or prior to the Effective Time.

     (g) Future Acquisitions. As at December 31, 1995 and the date of this Proxy Statement, the Company does not have any contracts or unexpired letters of intent for acquisitions of additional prosthetic and orthotic patient care centers.

EXISTING BANK FINANCING

     Effective June 30, 1994, the Company entered into an Amended Term Loan Agreement with State Bank of Long Island (replacing prior loan arrangements with such bank) for a loan in the principal amount of $2,805,000, to be repaid in monthly installments through December, 1998. The Company is required to prepay a portion of the outstanding balance of the term loan (but not in excess of a $500,000 cumulative prepayment and not in excess of 35% of the outstanding principal balance prior to any such prepayment) from twenty (20%) percent of the net proceeds of certain transactions (if they should occur) as follows: (1) the conversion into Common Stock of the Company's Class A Redeemable Common Stock Purchase Warrants, Class B Redeemable Common Stock Purchase Warrants and Class C Redeemable Selling

Warrantholder Warrants; (2) a private placement of Common Stock to investors unaffiliated with the Company or its existing officers, directors and shareholders if such transaction results in net proceeds of at least $500,000; and (3) a public offering of Common Stock registered and effective with the SEC (for such a public offering, the prepayment amount will be 25% of net proceeds). On December 31, 1994, all of the Company's Class A and Class B Redeemable Common Stock Purchase Warrants expired without any having been converted to Common Stock; no proceeds were received by the Company nor payable to State Bank of Long Island.

     The loan bears interest at 1% above the bank's prime rate payable monthly on the outstanding principal amount. The loan is secured by a lien on all assets of the Company and its subsidiaries. The Amended Term Loan Agreement contains certain affirmative and negative covenants as to the operation of the Company.

     The Company also has a $500,000 line of credit with State Bank of Long Island, due in May, 1997; a $625,000 line of credit with such bank due December 2, 1996; and a $110,000 line of credit with such bank due December 19, 1996.

THE PROSTHETIC AND ORTHOTIC PATIENT CARE PROCESS

     Care of prosthetic and orthotic patients is part of a continuum of rehabilitation services from diagnosis to treatment and prevention of future injury. This continuum involves the integration of several medical disciplines that begins with the attending physician's diagnosis. Once a course of treatment is determined, the physician, generally an orthopedic surgeon, vascular surgeon or physiatrist, refers a patient to one of the Company's patient care centers for service. A Company practitioner then consults with both the referring physician and the patient to formulate the prescription for and design of an orthotic or prosthetic device to meet the patient's needs.

     The fitting process involves several stages in order to achieve desired functional and cosmetic results. The practitioner creates a cast and takes detailed measurements of the patient to ensure both an anatomically correct fit as well as to distribute the weight of the patient appropriately. All of the prosthetic devices fitted by the Company's practitioners are custom designed and fabricated by skilled practitioners who can balance fit, support and comfort. Of the orthotic devices provided by the Company, the majority are custom designed, fabricated and fitted. The balance are prefabricated but custom fitted.

     Custom prosthetic and orthotic devices are fabricated by the Company's skilled technicians using the castings, measurements and designs made by the practitioner. Technicians use advanced materials and technologies to fabricate a custom device under stringent quality assurance guidelines. After final adjustments to the device by the practitioner, the patient is instructed in the use, care and maintenance of the device. A program of scheduled follow-up and maintenance visits is used to provide post-fitting service, including adjustments or replacements as the patient's physical condition and lifestyle change. Generally, the useful life of most custom designed and fabricated orthotic and prosthetic ("O&P") devices is up to three years.

     A substantial portion of the Company's O&P services involves the servicing of a patient in a non-hospital setting, such as one of the Company's patient care centers, a physician's office, an out-patient clinic or other facilities. In addition, O&P services are sometimes rendered to patients in hospitals, nursing homes, rehabilitation centers and other alternative site health care facilities. In a hospital setting, the practitioner works with a physician to provide either orthotic devices or temporary prosthetic devices that are later replaced by permanent prostheses.

     Each of the Company's patient care centers is supervised by one or more Certified Prosthetist Orthotists (certified by the American Board of Certification in Orthotics and Prosthetics). The Company currently employs 62 patient care practitioners, of whom 36 are certified or candidates for certification by the American Board of Certification in Orthotics and Prosthetics. The balance of the Company's patient care practitioners are trained technical personnel who assist in the provision of services to patients and fabricate various O&P devices.

THE MARKET FOR PROSTHETIC AND ORTHOTIC REHABILITATION SERVICES

     The O&P industry, which includes patient care services, manufacturing and distribution, is estimated to generate $1 billion in sales annually. Of that amount, an estimated $700 million is attributed to the patient care services sector, estimated to have more than 3,100 certified practitioners and 1,500 certified O&P facilities. The Company believes that the demand for orthopedic rehabilitation is increasing at a rapid rate due to a combination of the following factors:

     o Growing Elderly Population. The growth rate of the over-65 age group is nearly triple that of the under-65 age group. The elderly require orthopedic rehabilitation more frequently than younger age groups.

     o Cost-effective Reduction in Hospitalization. As public and private payors encourage reduced hospital admissions and reduced length of stay, out-patient rehabilitation can be expected to be in greater demand. O&P services and devices have enabled patients to become ambulatory more quickly after receiving medical treatment in the hospital.

     o Growing Physical Health Consciousness and Sports and Fitness Activity. There is a growing emphasis on physical fitness, leisure sports and conditioning, such as running and aerobics, which has led to increased injuries requiring orthopedic rehabilitative services and products. In addition, as the current middle-aged population ages, it brings its more active life-style and accompanying emphasis on physical fitness to the over-65 age group. These trends are evidenced by the increasing demand for new devices which provide support for injuries, prevent further or new injuries or enhance physical performance.

     o Advancing Technology. The range and effectiveness of treatment options have increased in connection with the technological sophistication of O&P devices. Advances in design technology and lighter, stronger and more cosmetically acceptable materials have enabled the industry to produce more new O&P products which provide greater comfort, protection and patient acceptability. Therefore, treatment can be more effective and of shorter duration, contributing to greater mobility and a more active lifestyle for the patient. Orthotic devices are more prevalent and visible in many sports.

     o Need for Replacement and Continuing Care. Because the useful life of most custom fitted and fabricated O&P devices is approximately up to three years, such devices need retrofitting and replacement. There is also an attendant need for continuing patient care services, which contributes to the increasing demand for orthopedic rehabilitation.

     Traditionally, the principal referral source for orthotic and prosthetic services has been the orthopedic surgeon, who is able to refer both orthotic and prosthetic patients depending upon the surgeon's practice mix. Other specialized physicians such as physiatrists and vascular surgeons have also become important referral sources. Secondary referral sources include physical therapists, orthopedic nurses, orthopedic technicians and other rehabilitation professionals.

     Managed Care Contracts

     In the past several years, payors such as health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and other "managed care" organizations have emerged as important referral sources.

     Managed care organizations, which may be independent for profit or not-for-profit health care plans, or may be affiliated with an HMO, a hospital system, an insurance carrier, large employers or unions, or university or governmental health care plans, typically enter into a negotiated contract whereby a selected O&P provider, such as the Company is, for the term of the contract, a preferred or recommended source for provision of O&P services to such managed care organization's subscribers. Such contracts are subject to renewal at the discretion of the managed care organization. The managed care organization then reimburses the Company, at the contract prices, for O&P products and services provided to such organization's subscribers as prescribed by the physicians or other health professionals affiliated with such organization.

     Responding to the national trend toward managed health care, the Company has been and will continue to aggressively market its services and products to managed care organizations and seek to obtain additional managed care contracts and renewal of existing contracts. The Company's strategy is to provide geographic coverage of patient care centers in its major service regions, so as to be positioned to service managed care organizations, which have subscribers throughout a particular metropolitan, regional or statewide area. On the date of this Proxy Statement, the Company has 103 managed care contracts to provide O&P services to a variety of managed care organizations.

     The Company entered into an agreement effective August 1, 1995 with Health Insurance Plan of Greater New York ("HIP") under which the Company, for a minimum term of eighteen (18) months, will be the preferred provider of orthotic and prosthetic services to HIP members in Nassau and Suffolk Counties on Long Island and in Queens County, New York. HIP, a not-for-profit health maintenance organization, together with its affiliated plans, forms one of the largest not-for-profit HMO systems in the eastern United States, serving approximately one million members. Concurrent with the commencement of services under the HIP Agreement, the Company opened additional offices in Long Island and Queens, which can also serve other managed care organizations as well as private pay patients of referring physicians.

     Post-Mastectomy Services

     In August, 1995, the Company began offering post-mastectomy services in its outpatient care centers in the New York metropolitan area. The Company will seek to expand this new discipline, which will diversify its patient referral sources.

     The Company is not dependent on any particular patient referral source for any significant part of its revenue.

     Patient Reimbursement Sources. The principal reimbursement sources for the Company's O&P services are: (i) private payor/third party insurer sources, which consist of individuals, private insurance companies, HMOs, PPOs, other managed care organizations, hospitals, workers' compensation and similar sources; (ii) Medicare, which is a federally funded health insurance program providing health insurance coverage for persons age 65 or older and certain disabled persons, and Medicaid, which is a health insurance program jointly funded by the federal government and state governments providing health insurance coverage for certain persons in financial need, regardless of age, and which may supplement Medicare benefits for financially needy persons aged 65 or older; and (iii) the United States Veterans Administration, with which the Company has entered into contracts to provide O&P services.

     The Company estimates that private payor/third party insurer sources account for approximately 50% - 60% of revenue; Medicare and Medicaid account for approximately 35% - 45% of revenue; and that the U.S. Veterans Administration accounts for less than 3% of revenue.

     With respect to private payor/third party insurer sources, the Company has in excess of 500 private insurance companies and other private payor sources, none of which, individually, comprises a significant or material portion of the Company's revenue. With respect to the Medicare-Medicaid reimbursement programs and the Veterans Administration programs, the payors are all agencies of the United States government and various state governments, and although such sources may comprise a significant component of the Company's revenue, the Company does not consider this concentration to be a material risk in that these governmental reimbursement programs have been in place for several decades and the risk of their being terminated is remote or non-existent. The Company must comply with the documentation requirements of these agencies which may audit the Company in connection with their reimbursement programs.

     Medicare, Medicaid, the United States Veterans Administration and certain state agencies have set maximum reimbursement levels for payments for O&P services and products; and the health care policies and programs of these agencies have been subject to changes in payment and methodologies during the past several years. Furthermore, managed care contracts limit the reimbursement levels for O&P services and products provided by the Company to the managed care organization's subscribers.There can be no assurance that future changes will not reduce reimbursements for O&P services and products from these sources.

     The Company provides O&P services to eligible veterans pursuant to several contracts with the United States Veterans Administration. The United States Veterans Administration establishes rates for reimbursement for itemized products and services under contracts which commenced on April 1, 1996 and expire in March 1997, with the option to renew for a one year period. The contracts, awarded on a non-exclusive basis, establish the amount of reimbursement to the eligible veteran if the veteran should choose to use the Company's products and services. The Company has been awarded United States Veterans Administration contracts in the past and expects that it will obtain additional contracts when its current agreements expire.

     The Omnibus Budget Reconciliation Act of 1990 ("OBRA 1990"), which was enacted on November 5, 1990, called for the separate treatment of O&P reimbursement and the general category of durable medical equipment ("DME") reimbursement for Medicare purposes. Previously, O&P devices were included within the DME category which failed to acknowledge that O&P devices are custom-fabricated and subjected O&P to the same budget reductions that were applicable to DME. The separate recognition of O&P for Medicare reimbursement purposes enables O&P to have its own budget estimates and administration process in connection with the regulatory activities of the United States Health Care Financing Administration ("HCFA"). Pursuant to OBRA 1990, HCFA has established separate professional O&P fee schedules that generally reflect the cost of O&P services. Effective January 1, 1992, HCFA commenced the regionalization of O&P fee schedules whereby regional fee schedule averages may not exceed 125% of the national fee schedule average. The Company believes that OBRA 1990's separation of O&P from DME for Medicare reimbursement purposes and the establishment of separate O&P fee schedules will not adversely affect the Company.

     Competition. The O&P industry includes over 1,500 certified facilities providing patient care services in the United States. In the past several years, a few large companies operating on a substantially nationwide basis have conducted dramatic expansion through aggressive acquisition programs. These organizations include NovaCare O&P and Hanger Orthopedic. While the Company has a major presence and coverage with many patient care centers in its primary service regions (New York/New Jersey metropolitan area; Upstate New York; and West Virginia/Virginia), and has two facilities in New Mexico and one in California, the Company does not operate in other geographic regions. The competition among O&P patient care centers is primarily for referrals from physicians, therapists, employers, HMOs, PPOs, other managed care organizations, hospitals, rehabilitation centers, out-patient clinics and insurance companies on both a local and regional basis. In addition to O&P facilities, the Company competes with other providers of O&P services, such as hospitals, physicians and therapists. The Company believes that distinguishing competitive factors in the O&P industry are quality and timeliness of patient care, service to the customer and referring source and, to a lesser degree, charges for services. Competitive factors in obtaining managed care contracts for O&P products and services also include geographic coverage of O&P patient care centers to conveniently service subscribers of the managed care organization throughout its membership territory, charges for services and quality control. Certain competitors, especially those operating on a substantially nationwide basis and those which are affiliated with diversified rehabilitation and health care service providers, may have substantially greater financial and personnel resources than the Company.

     The Company competes with others in the industry for trained personnel; to date, however, the Company has been able to achieve its staffing needs. The Company has not encountered significant competition to date in the identification and acquisition of O&P businesses. However, no assurance can be given that such competition will not be encountered in the future.

     Proposed health care legislation may change the nature of competition experienced by the Company. See "Health Care Restructuring Initiatives" below.

     Health Care Restructuring Initiatives. Substantial changes in the methods of delivery of health care services, in the nature and scope of health care insurance, in the methods of payment of the costs of health care services and insurance, the pricing of health care services and governmental and insurance reimbursement of health care costs, as well as proposals for an overall restructuring of the health care system and the Medicare and Medicaid programs continue to be the subject of major legislative and budgetary initiatives at the Federal level. It is not possible to predict whether such legislation will ultimately be enacted. If such legislation is enacted, it is impossible to predict the form which such legislation will take or the impact such legislation will have on the Company's operations or on the health care industry in general.

     Government Regulation and O&P Certification. Certain federal and state agencies require that practitioners providing services to such agencies be certified by the American Board for Certification in Orthotics and Prosthetics (the "ABC"), and the Company provides services under various contracts to such federal agencies (including the United States Veterans Administration). These contracts are subject to regulations governing federal contracts, including the ability of the government to terminate for its convenience.

     The Company's manufactured or fabricated devices are not subject to approval or review of the United States Food and Drug Administration nor are there any requirements for governmental professional licensing or certification of orthotists or prosthetists or accreditation of the Company's facilities, other than the requirement of certified practitioners for the provision of services to certain government agencies.

     The ABC conducts a certification program for orthotic and prosthetic practitioners and an accreditation program for patient care centers. The minimum requirements for a certified practitioner are a college degree, completion of an accredited academic program, one year of staff experience at a patient care center under the supervision of a certified practitioner and successful completion of certain examinations. Minimum requirements for an ABC-accredited patient care center include the presence of a certified practitioner and specific plant and equipment requirements. All of the Company's patient care centers are ABC-accredited.

     Suppliers. The Company purchases prosthetic and orthotic materials, devices and supplies from at least 100 different vendors and has in the past been able to satisfy its requirements. The Company is not dependent on any one source for its supplies. No supplier accounted for more than approximately 16% of the Company's purchases of prosthetic and orthotic materials, devices and supplies during the fiscal year ended December 31, 1995. The Company believes that if this supplier were not available to the Company, there would be no significant adverse effect on the Company and that alternative sources of supply are available.

     Employees. The Company has 138 full-time employees. Of these employees, 62 are patient care practitioners. The balance are executive, sales and administrative personnel and technicians.

     Insurance. The Company maintains insurance of the type and in the amount customary in the orthopedic rehabilitation industry, including coverage for professional liability, product liability, workers' compensation and property damage. The Company's general liability insurance coverage is at least $500,000 per incident. Based on the Company's experience and prevailing industry practices, the Company believes its coverage is adequate as to risks and amount. The Company also maintains key man life insurance on Andrew H. Meyers, President, Chief Executive Officer and a Director of the Company.

DESCRIPTION OF PROPERTY.

     All of the Company's 37 patient care facilities and its executive offices are at premises leased for various terms, expiring 1996 through 2006. The Company believes it will be able to renew such leases as they expire or find comparable or additional space on commercially suitable terms.

     The Company's patient care centers are generally located in small, free-standing one or two story office or professional buildings on commercial streets, and include examining and fitting rooms, patient waiting areas, small administrative and storage spaces and provision for a limited number of off-street parking spaces. The Company's two Manhattan (New York City) offices, and certain other offices, are located in the professional office suites of residential towers. The Company's patient care centers are located as follows:

         New York (19 locations)

         Brooklyn
         Bronx
         Carmel
         Farmingdale
         Manhattan (New York City)(2 locations)
         Oswego
         Potsdam
         Queens (2 locations)
         Rye
         Stony Brook
         Suffern
         Syracuse (2 locations)
         Utica
         Watertown
         West Hempstead (also contains the Company's executive offices) White Plains

         New Jersey (6 locations)
         Hackensack
         Manahawkin
         Manasquan
         Middletown
         Union City
         Westfield

         Virginia (3 locations)
         Chesapeake
         Hampton
         Virginia Beach

         West Virginia (6 locations)
         Charleston
         Clarksburg
         Fairmont
         Huntington
         Princeton
         Morgantown

         New Mexico (2 locations)
         Albuquerque
         Santa Fe

         California (1 location)
         Sherman Oaks

LEGAL PROCEEDINGS.

     On November 6, 1995, a Summons and Complaint was served in a class action brought in the US District Court for the Eastern District of New York entitled Continental Orthopedic Appliances, Inc. et al. v. Health Insurance Plan of Greater New York ("HIP"), Advanced Orthopedic Technologies, Inc. and Arimed Orthotic, Prosthetics and Pedorthotics, Inc. ("Arimed"), in which eighteen (18) prosthetic/orthotic suppliers are alleging that HIP's granting of a managed care contract to a subsidiary of the Company violated various federal and state antitrust laws, claiming damages of $500,000 per plaintiff, treble damages under such antitrust laws, and injunctive relief. The Company believes this claim is without merit and intends to vigorously defend this action. In January, 1996, the Company, HIP and Arimed each filed motions to dismiss the complaint for failure to state a claim. On February 9, 1996, in a case brought in the same court, the US District Court for the Eastern District of New York, and on the same facts, entitled The Orthopedic Studio, Inc. v. HIP, the court granted HIP's motion to dismiss the complaint in its entirety for failure to state any facts which could support a claim under federal or New York State anti-trust laws. While the Company cannot predict the outcome of the litigation brought against it, the Orthopedic Studio dismissal appears to be dispositive and the Company believes its liability in such litigation to be remote.

     From time to time, the Company is party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or complaints, which in the opinion of management, would have a material adverse effect on the Company's financial position.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Directors and Executive Officers. The Directors and executive officers of the Company, their positions held with the Company and their ages, are as follows:

Name                        Age       Position and Term in Office
----                        ---       ---------------------------
Andrew H. Meyers             40       President, Chief Executive Officer,
                                      Medical Director and Director since
                                      April, 1992

Norbert B. Meyers            73       Vice President, Secretary, and Chairman
                                      of the Board since April, 1992

Jesse Z. Fink                40       Vice President and Chief Financial
                                      Officer since April, 1995

William Lovegreen            37       Vice President of Professional Services
                                      since August, 1992

Elton Strauss, M.D.          47       Director since April, 1992

Gregory R. Nelson            45       Director since August, 1995

     Directors are elected by vote of the shareholders at the Company's Annual Meeting of Shareholders to serve generally for one year until the next Annual Meeting of Shareholders and until their respective successors are elected and qualify, provided that vacancies occurring in the Board of Directors may be filled by vote of the Directors.

     ANDREW H. MEYERS, 40, President, Chief Executive Officer and Medical Director and a member of the Board of Directors of the Company since April, 1992, has been President of Advanced and its predecessors since 1979. He is a Certified Prosthetist/Orthotist and is also the inventor of a number of patented orthotic devices. Mr. Meyers is a guest lecturer at New York University Medical School, State University of New York at Stony Brook Orthopedic Residency Training Program, Mount Sinai Medical Center and North Shore University Hospital.He is a member of the Adjunct Staff of the State University of New York at Stony Brook, North Shore University Hospital, Mt. Sinai Medical Center and The Hospital for Joint Diseases. Mr. Meyers received a B.S. Degree from New York University with a major in Prosthetics and Orthotics and has completed his course work towards a PhD. in Biomechanics. Andrew H. Meyers is the son of Norbert B. Meyers.

     NORBERT B. MEYERS, 73, Chairman of the Board of Directors and a member of the Board of Directors, Vice President and Secretary of the Company since April, 1992, and an executive officer of Advanced and its predecessors since their founding in 1972. He holds a B.S. degree and has had forty-five years experience in the health-care field, including ownership and management of businesses in pharmacy, orthotics, and in-home nursing services. Norbert B. Meyers is the father of Andrew H. Meyers.

     JESSE Z. FINK, 40, became Vice President and Chief Financial Officer of the Company in April, 1995. Prior thereto, he was a manager at the firm of Kofler, Levenstein, Romanotto & Co., P.C., Certified Public Accountants, for many years the auditors of the Company, where for sixteen years he concentrated in accounting and consulting for the health care industry. Mr. Fink holds a B.S. in Business Administration with a concentration in Accounting from the University of Nebraska.

     WILLIAM LOVEGREEN, 37, a Certified Prosthetist/Orthotist, became Vice President of Professional Services of the Company in August 1992. From May 1990 to July 1992, he was owner/manager and a prosthetist and orthotist for the Amputee and Brace Center in Lakeland, Florida. Mr. Lovegreen was Director of Prosthetics and Orthotics of the Harmarville Rehabilitation Center, Inc. located in Pittsburgh, Pennsylvania from August 1987 until July 1990. Mr. Lovegreen received his certifications in prosthetics and orthotics from Northwestern University Medical School, in 1984 and 1982 respectively. He was the co-founder of the Central Florida Amputee Support Group and is a Member and Examiner for the American Board of Certification in Orthotics and Prosthetics.

     ELTON STRAUSS, M.D., 47, a member of the Board of Directors of the Company since April, 1992, has been Chief of Orthopedic Trauma and Reconstructive Surgery at the Mount Sinai Medical Center since 1987. He has an Orthopedic Board Certification and a New York State Medical License. Dr. Strauss is a member of the American College of Surgeons, American College of Sports Medicine, American Foot Society and the International Society for Fracture Repair.

     GREGORY R. NELSON, 45, a member of the Board of Directors of the Company since August, 1995, currently serves as Chairman of the Board of Breg, Inc., a California based, privately held health care company specializing in the distribution of orthopedic products. From 1977 until May, 1995, Mr. Nelson served as President of DonJoy Orthopedic, a company he founded in 1977 and which was acquired by Smith & Nephew PLC in 1987 and which performs research, development and distribution of products for the orthopedic and sports medicine market and manufactures and distributes knee bracing.

     It is anticipated that at the Effective Time, all current Directors of the Company will resign from such positions and NovaCare O&P, as the sole shareholder of the Company, will elect new Directors of the Company. If the Merger is approved, then at or prior to the Effective Time, the existing employment agreements between the Company and each of Andrew H. Meyers and Norbert B. Meyers will be terminated and such individuals will enter into new employment agreements with NovaCare O&P. See "The Merger-Interest of Certain Persons in the Merger."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of September 30, 1996, the names and addresses of (i) the only shareholders known by the Company to beneficially own more than five percent of the Common Stock of the Company, (ii) each director of the Company, (iii) each of the executive officers of the Company named above in this Proxy Statement and (iv) all directors and executive officers as a group, and also lists the number of shares beneficially owned by them and the percentage of outstanding shares that such ownership represents.





                                                                         Common Stock (1)
                                                        ------------------------------------------------
                                                          Number of Shares
Name and Address of Beneficial Owner                    Beneficially Owned (2)       Percentage of Class
------------------------------------                    ----------------------       -------------------
Andrew H. Meyers                                             2,974,403(3)                  62.30%
151 Hempstead Turnpike
West Hempstead, New York 11552

Norbert B. Meyers                                              190,644(4)                   4.00%
151 Hempstead Turnpike
West Hempstead, New York 11552

The Meyers Trusts                                              141,293(5)                   2.96%
151 Hempstead Turnpike
West Hempstead, New York 11552

WG Equities, Inc.                                              450,000(6)                   9.43%
Mark Waldman
Steven Goldstein
140 East 40th Street
New York, New York  10016

Shigeru Masuda                                                 204,096(7)                   4.28%
c/o Zeron Capital Management, Inc.
117 East 57th Street
New York, New York  10022

Zeron Capital Partners, L.P.                                   392,157(8)                   8.21%
Bermuda Commercial Bank Building
44 Church Street
Hamilton HM12, Bermuda

Gary Takata                                                    166,667(9)                   3.49%
330 East 38th Street
New York, New York 10016

Jesse Z. Fink                                                   20,000(10)                   (13)
151 Hempstead Turnpike
West Hempstead, New York 11552

William Lovegreen                                               60,000(11)                  1.26%
151 Hempstead Turnpike
West Hempstead, New York  11552

Elton Strauss                                                   15,001(12)                   (13)
45 Fir Drive
Roslyn, New York  11577

All Executive Officers and Directors
of the Company as a Group (6 persons)                        3,260,048                     68.28%
                                                             =========                     ======

---------------------

(1) This table is prepared using 4,774,233 actual shares of Common Stock outstanding at September 30, 1996. Such number excludes all shares which may be issued in the future, contingent on achievement of acquisition earnouts in future periods; but includes 276,667 shares issued and outstanding but held in escrow on September 30, 1996. See "Business-Acquisitions." The Company has exercised options to repurchase from WG Equities, Inc. 225,000 shares at $0.75 per share and 225,000 shares at $1.50 per share; such shares to be redeemed include 250,000 of the shares held in escrow at September 30, 1997. If any shares held by WG Equities, Inc. remain outstanding on the date of the Special Meeting, Andrew H. Meyers, pursuant to a proxy granted by WG Equities, Inc., will vote such shares FOR approval of the Merger and the Merger Agreement. The Company has also entered into an agreement to convert 26,667 shares being held in escrow for another acquisition seller to $80,000 in a cash escrow and to cancel such shares. After giving effect to the redemption and cancellation, prior to be Effective Time, of a total of 476,667 shares, the Company anticipates that it will have 4,297,566 shares of Common Stock outstanding at the Effective Time.

(2) Except as noted, each person has sole voting and investment power. In accordance with Commission Rule 13d-3(d)(1), shares of Common Stock issuable upon exercise of all Class C Redeemable Selling Warrantholder Warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by holders of such Class C Redeemable Selling Warrantholder Warrants but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Includes 450,000 shares of Common Stock owned by WG Equities, Inc. (formerly known as Med-Tech O&P Services, Inc.) issued on January 5, 1996 in connection with the Company's acquisition of certain assets of Med-Tech, as to which shares WG Equities, Inc., Marc Waldman and Steven Goldstein have granted a proxy and power of attorney to Andrew H. Meyers to vote such shares until December 31, 2000. Andrew H. Meyers has no economic interest in the shares owned by WG Equities, Inc. and disclaims any beneficial interest in such shares. If such shares are outstanding at the date of the Special Meeting, Mr. Meyers will vote such shares for adoption and approval of the Merger and the Merger Agreement. Includes 2,667 shares of Common Stock held by Mr. Andrew H. Meyers as custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Does not include 141,293 shares of Common Stock owned by four trusts for the benefit of Andrew H. Meyers' family (the "Meyers Trusts") of which Norbert B. Meyers and Harold N. Howard are trustees. Andrew H. Meyers disclaims any beneficial interest in the shares of the Company held by the Meyers Trusts or held by him as custodian. Andrew H. Meyers is the son of Norbert B. Meyers.

(4) Includes 141,293 shares of Common Stock owned by the Meyers Trusts, of which Norbert B. Meyers and Harold N. Howard are trustees and also includes 3,333 shares held by Lisa Meyers, wife of Norbert B. Meyers. Norbert B. Meyers disclaims any beneficial interest in the shares of the Company held by the Meyers Trusts and in the shares of the Company owned by Lisa Meyers. Norbert B. Meyers is the father of Andrew H. Meyers. Includes options held by Norbert B. Meyers to purchase 10,000 shares of Common Stock which became exercisable May 1, 1994.

(5) Includes 35,323 shares of Common Stock owned by the Andrew H. Meyers (1983) Trust; 35,323 shares of Common Stock owned by the Andrew H. Meyers (1983) Irrevocable Trust; 35,323 shares of Common Stock owned by the Andrew H. and Janet Lynn Meyers (1983) Trust; and 35,324 shares of Common Stock owned by the Andrew H. and Janet L. Meyers (1983) Irrevocable Trust. Norbert B. Meyers and Harold N. Howard are the co-trustees of all four Meyers Trusts. Norbert B. Meyers, Harold N. Howard and Andrew H. Meyers disclaim any beneficial interest in the shares of the Company held by the Meyers Trusts.

(6) Includes 450,000 shares issued on January 5, 1996 (of which 250,000 are held in escrow) to WG Equities, Inc. (formerly known as Med-Tech O&P Services, Inc.) in connection with the Company's acquisition of certain assets of Med-Tech. These shares are also beneficially owned by Marc Waldman and Steven Goldstein, the controlling shareholders of WG Equities, Inc.

(7) Includes 166,667 shares of Common Stock issuable upon exercise of 500,000 Class C Redeemable Selling Warrantholder Warrants issued to Mr. Masuda in October, 1989, exercisable until November 30, 1996, to purchase 166,667 shares of Common Stock. Does not include 392,157 Shares of Common Stock owned by Zeron Capital Partners, L.P., a Bermuda limited partnership ("Zeron"), an affiliate of Mr. Masuda.

(8) Does not include: (i) 37,429 outstanding shares of Common Stock owned by Shigeru Masuda, an affiliate of Zeron or (ii) 166,667 shares of Common Stock issuable upon exercise of Class C Redeemable Selling Warrantholder Warrants held by Mr. Masuda.

(9) Includes 166,667 shares of Common Stock issuable upon exercise by Gary Takata of 500,000 Class C Redeemable Selling Warrantholder Warrants issued to him in October 1989, exercisable until November 30, 1996, to purchase 166,667 shares of Common Stock. Does not include 12,752 outstanding shares of Common Stock owned by LJ Investment Company. The sole proprietor of LJ Investment Company is Louise Jones, the wife of Mr. Takata. Mr. Takata disclaims any beneficial interest in the shares of the Company held or beneficially owned by LJ Investment Company. LJ Investment Company and Louise Jones disclaim any beneficial ownership in the shares of the Company held or beneficially owned by Gary Takata.

(10) Includes options to purchase 20,000 shares of Common Stock which became exercisable on or before December 31, 1995. Does not include options to purchase 20,000 shares of Common Stock to become exercisable by Mr. Fink on completion of employment for the fiscal year ending December 31, 1996 and 20,000 shares of Common Stock to become exercisable by Mr. Fink on completion of employment for the fiscal year ending December 31, 1997.

(11) Includes options to purchase 60,000 shares of Common Stock which became exercisable on or prior to June 30, 1995.

(12) Includes options to purchase 13,334 shares of Common Stock which became exercisable on or prior to May 1, 1995.

(13) Holdings in the aggregate represent less than 1% of the shares of Common Stock outstanding.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     If the Merger is not consummated, it is presently anticipated that the next Annual Meeting of Stockholders of the Company will be held on or about June 30, 1997. Any proposal of a stockholder to be presented at the Annual Meeting of Stockholders in 1997 must be received by the Secretary of the Company at its principal offices, prior to 5:00 p.m., New York City time, on February 1, 1997, in order to be considered for inclusion in the Company's 1997 proxy materials. Any such proposal must be in writing and signed by the stockholder.

                                  OTHER MATTERS

     Management knows of no other matters that will be presented at the Special Meeting. If any other matters arise at the Special Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.


                                        By Order of the Board of Directors,


                                        NORBERT B. MEYERS
                                        Chairman of the Board and Secretary





                              FINANCIAL STATEMENTS

The following financial statements are furnished as part of this Proxy
Statement:

   Index to Financial Statements and Schedules                                  Pages
   -------------------------------------------                                  -----

   FISCAL YEAR ENDED DECEMBER 31, 1995

       Report of Independent Certified Public Accountants                           F-1

       Consolidated Balance Sheet as of December 31, 1995                           F-2

       Consolidated Statements of Income for each of the two
         years in the period ended December 31, 1995                                F-3

       Consolidated Statements of Stockholders' Equity for
         each of the two years in the period ended December 31, 1995          F-4 - F-5

       Consolidated Statements of Cash Flows for each of the
         two years in the period ended December 31, 1995                      F-6 - F-7

       Notes to Consolidated Financial Statements                            F-8 - F-18

       Exhibit

       Schedule showing computations of average number of
         common shares outstanding for each of the two
         years in the period ended December 31, 1995                               F-19

   THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996

       Consolidated Balance Sheets as of September 30, 1996 (unaudited)
         and December 31, 1995 (audited)                                           F-20

       Consolidated Statements of Income (unaudited) for the Three
         Months Ended September 30, 1996 and September 30, 1995 and for
         the Nine Months Ended September 30, 1996 and September 30, 1995           F-21

       Consolidated Statements of Cash Flows (unaudited) for the
         Nine Months Ended September 30, 1996 and September 30, 1995               F-22

       Summarized Financial Information                                            F-24


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
Advanced Orthopedic Technologies, Inc.



        We have audited the accompanying consolidated balance sheet of Advanced Orthopedic Technologies, Inc. and Subsidiaries as of
December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Orthopedic Technologies, Inc. and Subsidiaries as of December 31, 1995 and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

        As discussed in Note D, the Company changed its method of accounting for long-lived assets in 1995. We concur with the change.




                                    /s/Kofler, Levenstein, Romanotto & Co., P.C.
                                       -----------------------------------------
                                       Kofler, Levenstein, Romanotto & Co., P.C.
                                       Certified Public Accountants


Rockville Centre, New York
March 1, 1996

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1995

                                     ASSETS


Current assets
   Cash and cash equivalents                                         $   216,000
   Accounts receivable - net of allowance for
      doubtful accounts of $204,000                                    3,470,000
   Inventory                                                           1,038,000
   Prepaid expenses                                                      193,000
   Recoverable income taxes                                               26,000
   Deferred income taxes                                                 192,000
                                                                     -----------
               Total current assets                                    5,135,000
                                                                     -----------
Property and equipment - at cost                                       1,374,000
   Less accumulated depreciation                                         819,000
                                                                     -----------
                                                                         555,000
                                                                     -----------
Other assets
   Intangibles - net of accumulated amortization
     of $421,000                                                       5,209,000
   Deferred income taxes                                                  28,000
   Miscellaneous                                                         104,000
                                                                     -----------
               Total other assets                                      5,341,000
                                                                     -----------
               Total                                                 $11,031,000
                                                                     ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
   Note payable                                                      $   247,000
   Current maturities of long-term debt                                1,065 000
   Accounts payable                                                      387,000
   Accrued expenses                                                      930,000
   Deferred compensation                                                  86,000
   Income taxes payable                                                   77,000
                                                                     -----------
               Total current liabilities                               2,792,000
                                                                     -----------
Deferred compensation                                                      9,000
                                                                     -----------
Long-term debt                                                         2,817,000

Stockholders' equity
   Common stock                                                            4,000
   Common stock warrants                                                  18,000
  Additional paid-in capital                                           3,082,000
   Retained earnings                                                   2,309,000
                                                                     -----------
               Total stockholders' equity                              5,413,000
                                                                     -----------
               Total                                                 $11,031,000
                                                                     ===========


The notes to consolidated financial statements are made a part hereof.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME




                                                      Years ended December 31,
                                                    ----------------------------
                                                        1995            1994
                                                    -----------     -----------
Sales                                               $13,813,000     $13,162,000
Cost of sales                                         6,738,000       6,430,000
                                                    -----------     -----------
               Gross profit                           7,075,000       6,732,000
                                                    -----------     -----------

Selling, general and administrative expenses          5,435,000       5,338,000
Litigation costs                                        188,000            --
Inventory obsolescence                                   62,000            --
Impairment of assets                                    124,000            --
                                                    -----------     -----------
                                                      5,809,000       5,338,000
                                                    -----------     -----------

               Operating income                       1,266,000       1,394,000
                                                    -----------     -----------
Other income (deductions)
   Interest expense                                    (380,000)       (353,000)
   Other income                                          12,000          12,000
   Costs of abandoned acquisition                          --          (108,000)
   Registration costs                                      --          (167,000)
                                                    -----------     -----------
                                                       (368,000)       (616,000)
                                                    -----------     -----------
               Income before provision for
                 income taxes                           898,000         778,000

Provision for income taxes
   Current                                              398,000         323,000
   Deferred                                              14,000          49,000
                                                    -----------     -----------
                                                        412,000         372,000
                                                    -----------     -----------
               Net income                           $   486,000     $   406,000
                                                    ===========     ===========


Earnings per common share                           $       .11     $       .09
                                                    ===========     ===========

Shares used in earnings per
  common share computation                            4,453,711       4,404,287
                                                      =========       =========


The notes to consolidated financial statements are made a part hereof.

                                      ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 TWO YEARS ENDED DECEMBER 31, 1995

                                                          DOLLAR AMOUNTS

                                                                                 Additional              Unrealized Loss
                                                       Common      Common Stock    Paid-in     Retained   on Marketable
                                                        Stock        Warrants      Capital     Earnings    Securities       Total
                                                        -----        --------      -------     --------    ----------       -----
Balance -- January 1, 1994                           $    3,000    $    1,000    $2,742,000   $1,417,000   $  (28,000)   $4,135,000

   Net income                                                                                    406,000                    406,000

   Conversion of Preferred Stock                          1,000                      (1,000)                                   --

   In connection with acquisitions
     Shares issued                                                                  260,000                                 260,000
     Held in escrow                                                                 (90,000)                                (90,000)

   Shares issued to employees as compensation                                        59,000                                  59,000

   Unrealized loss on marketable securities                                                                   (19,000)      (19,000)
                                                     ----------    ----------    ----------   ----------   ----------    ----------
Balance -- December 31, 1994                              4,000         1,000     2,970,000    1,823,000      (47,000)    4,751,000

   Net income                                                                                    486,000                    486,000

   Shares issued in connection with prior
     acquisitions                                                                    76,000                                  76,000

   Shares issued to employees as compensation                                        36,000                                  36,000

   Warrants repriced resulting in compensation                         17,000                                                17,000

   Unrealized loss on marketable securities                                                                    47,000        47,000
                                                     ----------    ----------    ----------   ----------   ----------    ----------
Balance -- December 31, 1995                         $    4,000    $   18,000    $3,082,000   $2,309,000   $     --      $5,413,000
                                                     ==========    ==========    ==========   ==========   ==========    ==========


The notes to consolidated financial statements are made a part hereof.

                                      ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 TWO YEARS ENDED DECEMBER 31, 1995

                                                           SHARES ISSUED

                                                   Preferred      Preferred     Preferred    Preferred
                                                     Stock          Stock         Stock        Stock       Common     Common Stock
                                                    Series A       Series B      Series C     Series D     Stock        Warrants
                                                    --------       --------      --------     --------     -----        --------
Balance -- January 1, 1994                            9,409         9,409         7,057         7,057     2,999,382    1,000,000

   Conversion of Preferred Stock                     (9,409)       (9,409)       (7,057)       (7,057)    1,097,591

   In connection with acquisitions
     Shares issued                                                                                           90,587
     Held in escrow                                                                                         (26,667)

   Shares issued to employees as compensation                                                                41,639
                                                     ------         -----         -----         -----     ---------    ---------
Balance -- December 31, 1994                                                                              4,202,532    1,000,000

   Shares issued in connection with prior
     acquisitions                                                                                            35,625

   Shares issued to employees as compensation                                                                34,781

   Warrants repriced resulting in compensation                                                                            66,666
                                                     ------         -----         -----         -----     ---------    ---------
Balance -- December 31, 1995                           --            --            --            --       4,272,938    1,066,666
                                                     ======         =====         =====         =====     =========    =========


The notes to consolidated financial statements are made a part hereof.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS




                                                               Years ended
                                                               December 31,
                                                          ---------------------
                                                            1995         1994
                                                          --------     --------
Cash flows from operating activities
   Net income                                             $486,000     $406,000
   Items not requiring the current use of cash
      Impairment of assets                                 124,000         --
      Depreciation and amortization                        321,000      305,000
      Gain on sale of property and equipment                (1,000)        --
      Provision for doubtful accounts                      175,000      124,000
      Deferred compensation provision                       35,000        1,000
      Deferred income taxes                                 14,000       49,000
      Loss on sale of marketable securities                  3,000         --
      Compensation paid in Company securities                8,000        4,000
   Changes in items affecting operations
      Accounts receivable                                 (607,000)    (330,000)
      Inventory                                             15,000      (43,000)
      Prepaid expenses                                     (20,000)     295,000
      Recoverable income taxes                             152,000     (107,000)
      Miscellaneous                                         15,000      (43,000)
      Accounts payable                                     239,000     (178,000)
      Accrued expenses                                    (166,000)     (36,000)
      Deferred compensation paid                           (72,000)     (73,000)
      Income taxes payable                                  77,000      (20,000)
                                                          --------     --------
               Net cash provided by operating activities   798,000      354,000
                                                          --------     --------
Cash flows from investing activities
   Proceeds from sale of marketable securities             186,000         --
   Payments for acquired business, net of
     cash acquired                                            --       (482,000)
   Purchase of property and equipment                     (184,000)     (56,000)
   Proceeds from sale of property and equipment             13,000         --
   Contingent purchase price of acquisitions              (168,000)    (233,000)
                                                          --------     --------
               Net cash used by investing activities      (153,000)    (771,000)
                                                          --------     --------
Cash flows from financing activities
   Proceeds from long-term debt                               --        405,000
   Principal payments of long-term debt                   (717,000)    (476,000)
   Proceeds from note payable                              122,000      125,000
   Repayment of note payable                                  --       (250,000)
                                                          --------     --------
               Net cash used by financing activities      (595,000)    (196,000)
                                                          --------     --------
               Increase (decrease) in cash
                 and cash equivalents                       50,000     (613,000)

Cash and cash equivalents -- beginning                     166,000      779,000
                                                          --------     --------
Cash and cash equivalents -- end                          $216,000     $166,000
                                                          ========     ========


The notes to consolidated financial statements are made a part hereof.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994




Supplemental Schedule of Noncash Investing and Financing Activities

     The Company issued 34,781 shares in 1995 and 41,639 shares in 1994 of common stock to employees as compensation and 35,625 shares in 1995 and 90,587 shares in 1994 of common stock as contingent payment on prior year acquisitions. The value of the common shares was $112,000 in 1995 and $319,000 in 1994. Of the shares issued in 1994, 26,667 ($90,000 value) are held in escrow.

     In 1995, the Company repriced 66,666 warrants in connection with the extension of a services agreement. This will result in a charge to income of $17,000 over the period of the agreement.

     The Company's acquisition in 1994 was paid for as follows:

         Cash paid for assets -- net of cash acquired         $482,000
         Common stock issued                                    45,000
         Liabilities assumed                                   413,000
                                                              --------
                   Fair value of assets acquired              $940,000
                                                              ========

     In 1994, the Company entered into a modification agreement with the sellers of Orthopedic Technologies, Inc. The agreement provides for additional cash payments of approximately $60,000 through December 1996 in lieu of amounts that were contingently payable in common stock.

Supplemental Disclosure of Cash Flow Information

     Net cash provided by operating activities reflects cash payments for interest and income taxes as follows:

                                             Years ended December 31,
                                            --------------------------
                                              1995              1994
                                            --------          --------
         Interest paid                      $387,000          $333,000
         Income taxes paid                   169,000           450,000

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE A) -- THE COMPANY

     The Company is one of the nation's leading providers of patient care services to the orthotic and prosthetic rehabilitation markets. Orthotics is the design, fabrication and fitting of custom-made braces and other devices. Prosthetics is the design, fabrication and fitting of artificial limbs.


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation -- The consolidated financial statements include the accounts of Advanced Orthopedic Technologies, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition -- The Company recognizes revenue from the sale of products at amounts estimated to be due at the time of delivery. Payment of amounts billed to patients is derived from a large number of private and third party payor sources, which include insurance companies and government agencies.

Cash and Cash Equivalents -- The Company considers all highly-liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities -- Marketable securities are valued based upon Statement No. 115 of the Financial Accounting Standards Board. Under Statement No. 115, assets available for sale are valued at fair value. Temporary differences between cost and fair value are reported as a separate component of stockholders' equity, net of income tax effect. When the securities are sold, the amount previously provided as a separate component of stockholders' equity is reversed with the resultant gain or loss charged to operations.

Inventory -- Inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment -- Property and equipment are stated at cost. Major renewals and betterments are capitalized, while repairs and maintenance which do not extend the life of the respective assets are expensed currently. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in income.

     For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated useful lives of furniture and equipment (5-10 years), vehicles (3-7 years) and leasehold improvements (term of lease).

Long-Lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, a loss is recognized.

Income Taxes -- Deferred income taxes, based upon currently enacted tax rates, are provided for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Earnings per Common Share -- Earnings per common share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents represent the number of common shares that would be outstanding assuming the exercise of dilutive stock options and warrants, the issuance of common stock as compensation and issuance of common shares which are contingently issuable. Fully diluted earnings per share is not presented because the result would be anti-dilutive or result in less than 3% dilution.

(NOTE C) -- ACQUISITIONS

     Effective April 18, 1994, the Company acquired certain assets of Clayton Prosthetics and Orthotics, Inc. for a cash payment of $482,000, additional payments of approximately $413,000 payable through May 2000 and 13,334 shares of the Company's common stock valued at $45,000.

     Additional amounts are contingently payable with respect to the above-mentioned and prior acquisitions. Contingent payments, in either cash or the Company's common stock, are based on the acquired companies attaining certain revenue targets or operating performance. As of December 31, 1995, the minimum amount contingently payable is approximately $116,000.

     All of the Company's acquisitions have been accounted for by the purchase method of accounting. The operating results of these acquisitions are included in the Company's consolidated results of operations from the effective date of each acquisition.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE C) -- ACQUISITIONS (Continued)

Proforma Information -- The following unaudited proforma results of operations for the years ended December 31, 1995 and 1994, assumes all of the acquisitions, including the "Med-Tech" acquisition in 1996 (see Note R), occurred on January 1, 1994 and gives effect to certain adjustments including amortization of goodwill, interest expense on acquisition indebtedness, officer salaries as a result of new employment agreements and common shares issued.

                                                 Years ended December 31,
                                               ---------------------------
                                                   1995            1994
                                               -----------     -----------
         Sales                                 $16,253,000     $15,928,000
                                               ===========     ===========

         Net income                            $   681,000     $   665,000
                                               ===========     ===========

         Earnings per common share                   $ .15           $ .14
                                                     =====           =====
         Shares used in earnings
           per common share computation          4,653,711       4,626,708
                                                 =========       =========

     The proforma financial information presented above does not purport to represent what the Company's results of operations would have been had these acquisitions occurred on January 1, 1994 or to project the Company's results of operations for any future period.


(NOTE D) -- CHANGES IN ACCOUNTING PRINCIPLES

     Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The Company charged to operations in the fourth quarter of 1995, $124,000 in connection with the adoption of this policy by reducing the carrying value of goodwill.


(NOTE E) -- INVENTORY

     Inventory is classified as follows:

            Finished goods                             $  572,000
            Work-in-process                               138,000
            Raw materials                                 328,000
                                                       ----------
                                                       $1,038,000
                                                       ==========

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



(NOTE F) -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

            Furniture and equipment                    $  769,000
            Leasehold improvements                        560,000
            Vehicles                                       45,000
                                                       ----------
                                                       $1,374,000
                                                       ==========

     Depreciation expense charged to operations was $153,000 and $154,000 for 1995 and 1994, respectively.


(NOTE G) -- INTANGIBLE ASSETS

Goodwill -- Goodwill represents the excess of the cost of acquiring assets over the fair value of the assets acquired at the date of acquisition and is being amortized on a straight-line basis over a forty-year period. Amortization expense charged to operations was $142,000 and $129,000 for 1995 and 1994, respectively.

Restrictive Covenants -- The Company has entered into restrictive covenant agreements with the former principals of acquired businesses. Amortization of the restrictive covenants is being charged to operations over the term of restriction. The total charge to operations for restrictive covenants was $16,000 and $14,000 for 1995 and 1994, respectively.


(NOTE H) -- MARKETABLE SECURITIES

At December 31, 1994, the cost of the marketable securities exceeded the fair market value by $80,000. An allowance for unrealized losses reduced stockholders' equity by $47,000, net of income taxes of $33,000. The marketable securities were sold in 1995.


(NOTE I) -- NOTE PAYABLE

     The Company is indebted to its bank for $247,000 against a $500,000 line of credit which matures in May 1996.

     In connection with an acquisition (See Note R), the Company obtained a $625,000 line of credit from its bank which is expected to be converted into a term loan in September 1996.

     Both lines are collateralized by substantially all of the assets of the Company not pledged elsewhere (See Note J) and carry interest at the rate of 1/2% over the bank's prime rate.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



(NOTE J) -- LONG-TERM DEBT

     Long-term debt consists of the following:

          Term loan payable to bank with interest
            at 1% above the bank's prime rate
            Varying monthly principal is payable
            through December 1998.  Interest is
            payable monthly                                      $2,245,000

          Notes payable to former owners of acquired
            businesses payable in varying installments
            of principal and interest through
            August 2000.  Interest is provided at
            rates varying from 5.3% to 9% per annum
            The obligations are collateralized by
            substantially all of the assets of the
            wholly-owned subsidiaries whose book
            values are approximately $1,624,000                   1,497,000

          Demand note payable to the Company's
            majority stockholder.  Interest is
            provided at 1% above the prime lending
            rate.  The loan is subordinated to the
            bank debt                                               140,000
                                                                 ----------
                                                                  3,882,000

          Less current maturities                                 1,065,000
                                                                 ----------
                     Total                                       $2,817,000
                                                                 ==========
        Long-term debt matures as follows:

               1996                                              $1,065,000
               1997                                               1,137,000
               1998                                               1,426,000
               1999                                                 133,000
               Thereafter                                           121,000
                                                                 ----------
                                                                 $3,882,000
                                                                 ==========

     The term loan to the bank of $2,245,000 and the note payable (Note I) contain, among others, covenants to maintain certain financial tests and ratios (including tangible net worth, total debt to net worth and cash flow to fixed charges). In addition, the agreement places restrictions and limitations on investment of the Company's assets and payment of dividends. Both obligations are collateralized by substantially all of the assets of the Company not pledged elsewhere.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



(NOTE K) -- CAPITAL STOCK

     Capital stock is summarized as follows:

          Preferred stock, nonvoting, $.001 par value, 14,965,000 shares authorized, none outstanding

          Common stock, voting, $.001 par value, 75,000,000 shares authorized, outstanding 4,272,938 shares

          Class C redeemable selling warrantholder warrants, $.001 par value, outstanding 1,000,000 warrants

          Common stock purchase warrants, $.001 par value, outstanding 66,666 warrants

     At December 31, 1995, common stock was reserved as follows:

          Contingently issuable in connection
            with acquisitions                             123,424
          Exercise of common stock warrants               665,334
          Stock option plan                               500,000
          Employee stock plan                              37,084
                                                        ---------
                                                        1,325,842
                                                        =========


(NOTE L) -- STOCK PLANS

Stock Option Plan -- Under the Company's 1992 Stock Option and Stock Appreciation Rights Plan, certain officers, employees and directors can be granted options to purchase a maximum of 500,000 shares of common stock. These grants may be combined with grants of stock appreciation rights. The plan provides for incentive stock options to be granted at a price equal to or greater than the market price of the stock at the date of grant and for nonqualified stock options to be granted at a price no less than 50% of the market price of the stock at the date of grant. Options may be exercised for up to ten years from the date of grant. Upon exercise of a stock appreciation right, the holder may receive shares of common stock or cash equal to the excess of the fair market value of the common stock at the date of exercise over the option price.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE L) -- STOCK PLANS (Continued)

     The following is a summary of the activity for the two years ended December 31, 1995:

                                     Number of      Option Price      Aggregate
                                      Shares          per Share         Value
                                      ------          ---------         -----
     Balance outstanding --
       January 1, 1994                161,834       $      3.75       $607,000

     1994 Activity
       Granted                         99,416         3.00-4.25        373,000
       Cancelled                       (6,000)            (3.75)       (23,000)
                                      -------       -----------       --------
     Balance outstanding --
       December 31, 1994              255,250         3.00-4.25        957,000

     1995 Activity
       Granted                         80,418         2.25-3.00        222,000
       Cancelled                     (134,834)       (3.00-4.25)      (510,000)
                                      -------       -----------       --------
     Balance outstanding
       December 31, 1995              200,834       $2.25-$3.75       $669,000
                                      =======       ===========       ========

     Options exercisable
       December 31, 1995              157,834
                                      =======

Employee Stock Plan -- The Company granted certain key employees options to purchase the Company's common stock at $.001 per share (par value). Options may be exercised at various employment anniversary dates. Upon termination of employment, options not yet exercisable are subject to forfeiture. The difference between the fair value at the date of grant and the option price is compensation which is amortized over the period of vesting which ends in June 1997. Changes in the fair value of the unissued shares affects the amount of compensation expense. Compensation charged to operations in connection with these stock options was $26,000 1995 and ($13,000) in 1994.

Warrants -- At December 31, 1995, the Company had outstanding common stock purchase warrants ("warrants") to purchase 332,000 shares of the Company's common stock at prices ranging from $1.00 to $3.50 per share and 1,000,000 Class C Redeemable Selling Warrantholder Warrants ("C warrants") which entitle the holder to use three warrants to purchase one share of common stock at $5.25. The warrants may be exercised for up to five years from the vesting date, through December 2000 and the C warrants may be exercised through November 30, 1996. At December 31, 1995, 209,500 warrants and 1,000,000 C warrants were exercisable.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE M) -- INCOME TAXES

     The significant components of the deferred tax expense were as follows:

                                                      Years ended
                                                      December 31,
                                                 ----------------------
                                                   1995          1994
                                                 --------      --------
          Allowance for doubtful accounts        $ (1,000)     $ (3,000)
          Depreciation                             (6,000)       (8,000)
          Deferred compensation                    29,000        51,000
          Utilization of operating
            loss carryforwards                     18,000         6,000
          Compensated absences                    (11,000)      (27,000)
          Amortization of intangibles              35,000        30,000
          Impairment of assets                    (50,000)         --
                                                 --------      --------
                                                 $ 14,000      $ 49,000
                                                 ========      ========


     The components of the net deferred tax asset as of December 31, 1995 were as follows:

          Allowance for doubtful accounts        $ 82,000
          Property and equipment                   44,000
          Compensated absences                     74,000
          Deferred compensation                    39,000
          Other                                     3,000
          Intangibles                             (22,000)
                                                 --------
                                                 $220,000
                                                 ========


     The provision for income taxes differs from the statutory U.S. income tax rate as follows:

                                                      Years ended
                                                      December 31,
                                                 ----------------------
                                                   1995          1994
                                                 --------      --------
          Federal income tax at
            statutory rates                      $314,000      $272,000
          Federal surtax exemption                 (9,000)       (8,000)
          State tax effect and
            nondeductible expenses                 71,000        72,000
          Amortization of goodwill                 29,000        25,000
          Other                                     7,000        11,000
                                                 --------      --------
            Provision for income taxes           $412,000      $372,000
                                                 ========      ========

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



(NOTE N) -- RETIREMENT PLANS

     The Company maintains a 401(k) plan for substantially all employees. Costs charged to operations were $18,000 and $24,000 for 1995 and 1994, respectively.


(NOTE O) -- COMMITMENTS AND CONTINGENCIES

Leases -- The Company leases various facilities and equipment (including the leases mentioned in Note P) under noncancelable operating leases.

     Certain leases contain renewal options and escalation clauses which require payment of additional rent based on increases in the cost of living and real estate taxes. Total rental expense under all operating leases amounted to $928,000 and $901,000 for 1995 and 1994, respectively.

     The following table presents the future minimum payments required under agreements which have initial or remaining noncancelable terms in excess of one year:

                                  Total         Facilities      Equipment
                               ----------       ----------      ---------
          1996                 $  784,000       $  766,000       $18,000
          1997                    629,000          622,000         7,000
          1998                    565,000          560,000         5,000
          1999                    382,000          377,000         5,000
          2000                     84,000           83,000         1,000
          Thereafter              116,000          116,000           --
                               ----------       ----------       -------
                               $2,560,000       $2,524,000       $36,000
                               ==========       ==========       =======

Litigation -- The Company has been named co-defendant in a complaint brought in U.S. District Court by 18 complainants alleging that a health maintenance organization, the Company and another provider violated various federal and state antitrust laws when the HMO granted managed care contracts to the Company and such other provider. The complaint seeks actual damages of $500,000 per claimant, treble damages under such antitrust laws and injunctive relief. The HMO, the Company and the other provider have each made a motion to dismiss the complaint for failure to state a claim. On February 9, 1996, the same U.S. District Court where this complaint was filed dismissed another complaint against the same HMO which was based upon similar facts. Based upon review with counsel, and the courts dismissal of the similar claim, the Company believes its liability in such litigation to be remote.

     In addition, two former owners of acquired companies have made claims in connection with their sale and/or employment contracts. The Company is also involved in legal proceedings in which damages and other remedies are sought. In the opinion of management, after review with counsel, the eventual disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

     The Company has made provision for costs of defending these claims and has shown the amount as a separate charge in the determination of operating income.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(NOTE P) -- RELATED PARTY TRANSACTIONS

Facilities -- The Company leases a facility from a director and stockholder. The lease provides for minimum annual rentals of $150,000 through 1999. In addition, the lease provides for payments of additional rent for increases in the cost of living and real estate taxes. Certain terms of the lease are modified if ownership by the majority stockholder falls below 51%. Rent expense amounted to $167,000 and $184,000 in 1995 and 1994, respectively.

     The Company leases a facility from its majority stockholder. The lease provides for minimum annual rentals of $24,000 through 1999, plus increases in the cost of living, the payment of real estate taxes and operating expenses. Rent expense amounted to $31,000 and $28,000 for 1995 and 1994, respectively. In connection with the lease, the Company has guaranteed a purchase money mortgage of approximately $115,000 on the building.

Patents -- The Company's majority stockholder owns patents on several orthotic devices, which the Company sells directly to its patients and to unrelated prosthetic and orthotic facilities. A licensing agreement between the parties provides for the license to be used by the Company royalty-free based on continued employment of the stockholder.

Loans and Advances -- The loan from the Company's majority stockholder, as described in Note J, is subordinated to the bank loan. Net interest charged to income related to the stockholder loan was approximately $12,000 and $11,000 in 1995 and 1994, respectively.

Loan Guarantee -- Two stockholders have provided guarantees of the Company's bank debt. Fees paid to stockholders are based on the amount of collateral provided and debt guaranteed. The fees charged to income amounted to $17,000 in 1995 and 1994, respectively.


(NOTE Q) -- NONRECURRING ITEMS

Inventory Obsolescence -- In December 1995, the Company determined that certain inventory was no longer usable. The cost of obsolete inventory was charged to operations.

Acquisitions -- During 1994, the Company ceased negotiations with a group of sellers representing two prosthetic and orthotic companies which the Company was considering acquiring. The costs incurred in connection with this potential acquisition, which normally are included in the purchase price of an acquisition, were charged against income in 1994.

Registration Costs -- During 1994, the Company solicited the exercise of its Class A and Class B redeemable warrants. There were no proceeds received from the exercise of these warrants, which expired on December 31, 1994. The costs incurred were charged against income.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



(NOTE R) -- SUBSEQUENT EVENT - ACQUISITION

     On January 5, 1996, the Company acquired certain assets of Med-Tech O & P Services, Inc. for a cash payment of $25,000, additional payments of approximately $228,000 payable through July 1997 and 450,000 shares of the Company's common stock. Of the shares issued, 250,000 shares are being held in escrow and are contingently releasable. The acquisition is being accounted for by the purchase method of accounting.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

           COMPUTATION OF AVERAGE NUMBER OF COMMON SHARES OUTSTANDING




                                                 Actual            Average
                                               Outstanding       Outstanding
                                                 Shares           Shares (a)
                                                ---------         ---------
 1994 beginning balance                         2,999,382         2,999,382
   Shares issued                                1,203,150         1,194,167
                                                ---------         ---------
                Ending balance                  4,202,532         4,193,549
                                                =========         =========

 1995 beginning balance                         4,202,532         4,202,532
   Shares issued                                   70,406            70,406
                                                ---------         ---------
                Ending balance                  4,272,938         4,272,938
                                                =========         =========

----------
(a) Based upon the number of days outstanding during the year.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                    September 30,   December 31,
                                                        1996           1995
                                                    -------------   ------------
                                                     (Unaudited)      (Audited)

Current assets
  Cash and cash equivalents                          $   242,000     $   216,000
  Accounts receivable - net of allowance for
    doubtful accounts of $432,000 and $204,000,
    respectively                                       4,177,000       3,470,000
  Inventory                                            1,171,000       1,038,000
  Prepaid expenses                                       142,000         193,000
  Recoverable income taxes                                13,000          26,000
  Deferred income taxes                                  285,000         192,000
                                                     -----------     -----------
          Total current assets                         6,030,000       5,135,000
                                                     -----------     -----------

Property and equipment - at cost                       1,536,000       1,374,000
  Less accumulated depreciation                          924,000         819,000
                                                     -----------     -----------
                                                         612,000         555,000

Other assets
  Intangibles - net of accumulated amortization
    of $558,000 and $421,000, respectively             5,949,000       5,209,000
  Deferred income taxes                                   13,000          28,000
  Miscellaneous                                           96,000         104,000
                                                     -----------     -----------
          Total other assets                           6,058,000       5,341,000
                                                     -----------     -----------

          Total                                      $12,700,000     $11,031,000
                                                     ===========     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
  Note payable                                       $   325,000     $   247,000
  Current maturities of long-term debt                 1,229,000       1,065,000
  Accounts payable                                       347,000         387,000
  Accrued expenses                                     1,311,000         930,000
  Deferred compensation                                   38,000          86,000
  Income taxes payable                                   428,000          77,000
                                                     -----------     -----------
          Total current liabilities                    3,678,000       2,792,000
                                                     -----------     -----------

Deferred compensation                                       --             9,000
                                                     -----------     -----------

Long-term debt                                         2,395,000       2,817,000
                                                     -----------     -----------

Stockholders' equity
  Common stock                                             4,000           4,000
  Common stock warrants                                   18,000          18,000
  Additional paid-in capital                           3,441,000       3,082,000
  Retained earnings                                    3,164,000       2,309,000
                                                     -----------     -----------
          Total stockholders' equity                   6,627,000       5,413,000
                                                     -----------     -----------

          Total                                      $12,700,000     $11,031,000
                                                     ===========     ===========

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                        Three months ended             Nine months ended
                                           September 30,                  September 30,
                                       --------------------           --------------------
                                       1996            1995           1996            1995
                                    -----------    -----------    ------------    ------------
Sales                               $ 4,668,000    $ 3,417,000    $ 13,123,000    $ 10,176,000

Cost of sales                         2,341,000      1,650,000       6,556,000       4,966,000
                                    -----------    -----------    ------------    ------------

       Gross profit                   2,327,000      1,767,000       6,567,000       5,210,000

Selling, general and
  administrative expenses             1,603,000      1,350,000       4,802,000       4,138,000
                                    -----------    -----------    ------------    ------------

       Operating income                 724,000        417,000       1,765,000       1,072,000
                                    -----------    -----------    ------------    ------------

Other income (deductions)
  Interest expense                      (94,000)       (93,000)       (267,000)       (289,000)
  Other income (deductions) - net         4,000         (1,000)         10,000           5,000
                                    -----------    -----------    ------------    ------------
                                        (90,000)       (94,000)       (257,000)       (284,000)
                                    -----------    -----------    ------------    ------------

       Income before provision
         for income taxes               634,000        323,000       1,508,000         788,000
                                    -----------    -----------    ------------    ------------

Provision for income taxes
  Current                               295,000        162,000         717,000         374,000
  Deferred                              (22,000)       (13,000)        (64,000)        (12,000)
                                    -----------    -----------    ------------    ------------
                                        273,000        149,000         653,000         362,000
                                    -----------    -----------    ------------    ------------

       Net income                   $   361,000    $   174,000    $    855,000    $    426,000
                                    ===========    ===========    ============    ============

Earnings per common share           $       .07    $       .04    $        .17    $        .10
                                    ===========    ===========    ============    ============

Shares used in earnings per
  common share computation            4,911,918      4,451,125       4,911,918       4,451,125
                                    ===========    ===========    ============    ============

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                ------------------------------------------------

                                                            Nine months ended
                                                               September 30,
                                                             ----------------
                                                             1996        1995
                                                          ---------   ---------
Cash flows from operating activities
  Net income                                              $ 855,000   $ 426,000
  Items not requiring the current use of cash
    Depreciation and amortization                           250,000     255,000
    Provision for doubtful accounts                         265,000     151,000
    Deferred compensation provision                          15,000      23,000
    Deferred income taxes                                   (64,000)    (12,000)
  Changes in items affecting operations
    Accounts receivable                                    (972,000)   (448,000)
    Inventory                                               (80,000)   (160,000)
    Prepaid expenses                                         31,000      62,000
    Recoverable income taxes                                 13,000     143,000
    Miscellaneous                                              --         3,000
    Accounts payable                                        (40,000)    384,000
    Accrued expenses                                         36,000    (209,000)
    Deferred compensation paid                              (55,000)    (45,000)
    Income taxes payable                                    351,000     125,000
                                                          ---------   ---------
          Net cash provided by operating activities         605,000     698,000
                                                          ---------   ---------

Cash flows from investing activities
  Payment for acquired business                             (25,000)       --
  Purchase of property and equipment                        (88,000)   (157,000)
  Contingent purchase price of acquisitions                (103,000)   (192,000)
                                                          ---------   ---------
          Net cash used by investing activities            (216,000)   (349,000)
                                                          ---------   ---------

Cash flows from financing activities
  Proceeds from long-term debt                              526,000        --
  Principal payments of long-term debt                     (967,000)   (539,000)
  Proceeds from note payable                                 78,000     122,000
                                                          ---------   ---------
          Net cash used by financing activities            (363,000)   (417,000)
                                                          ---------   ---------

          Net increase (decrease) in cash and
            cash equivalents                                 26,000     (68,000)

Cash and cash equivalents - beginning                       216,000     166,000
                                                          ---------   ---------

Cash and cash equivalents - end                           $ 242,000   $  98,000
                                                          =========   =========

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                  ---------------------------------------------

Supplemental Schedule of Noncash Financing and Investing Activities

     In 1996, the Company issued 450,000 shares of common stock in connection with the acquisition of Med-Tech O & P Services, Inc. Of the shares issued, 125,000 are held in escrow. The value of the shares is $675,000 and $188,000, respectively.

     The Company's acquisition in 1996 was paid for as follows:

          Cash paid for assets                          $  25,000
          Common stock issued                             300,000
          Liabilities assumed                             220,000
                                                        ---------

               Fair value of assets acquired            $ 545,000
                                                        =========

     In 1996, the Company issued 11,403 shares of common stock as contingent purchase price of acquisitions and 13,225 shares of common stock to employees as compensation. The value of the shares was $40,000.

     In September 1996, the Company exercised its option to acquire 225,000 shares of its common stock for approximately $169,000.

     In 1995, the Company issued 10,050 shares of common stock as contingent purchase price of acquisitions and 28,463 shares of common stock to employees as compensation. The value of the shares was $49,000.

Supplemental Disclosure of Cash Flow Information

     Net cash provided by operating activities reflects cash payments for interest and income taxes as follows:

                                                       Nine months ended
                                                         September 30,
                                                      -------------------
                                                      1996           1995
                                                      ----           ----

          Interest paid                           $   287,000    $   310,000
          Income taxes paid                           353,000        106,000

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                        SUMMARIZED FINANCIAL INFORMATION

                               SEPTEMBER 30, 1996
                               ------------------


(NOTE 1) - The accompanying consolidated financial statements are prepared on the basis of generally accepted accounting principles. In the opinion of the management of Advanced Orthopedic Technologies, Inc., all adjustments are of a normal recurring nature and have been reflected for a fair presentation of the unaudited balance sheet as of September 30, 1996 and results of operations for the periods ended September 30, 1996 and 1995, respectively. The operating results for the periods are not necessarily indicative of the results to be expected for the entire year.


(NOTE 2) - Effective January 5, 1996, the Company acquired certain assets of Med- Tech O & P Services, Inc. for a cash payment of $25,000, additional payments of approximately $220,000 payable through July 1997, 450,000 shares of the Company's common stock (valued at $675,000) and additional amounts which may be contingently payable. Of the shares issued, 125,000 shares (valued at $188,000) are held in escrow. The acquisition has been accounted for by the purchase method of accounting. The operating results of the acquisition are included in the Company's consolidated results of operations from the effective date of acquisition. The following unaudited proforma results of operations for the nine months ended September 30, 1995 and the three months ended September 30, 1995 assumes the acquisition occurred on January 1, 1995 and gives effect to certain adjustments, including amortization of goodwill, increased interest expense on acquisition indebtedness, officer salaries as a result of new employment agreements and common shares issued.

                                           Three months     Nine months
                                               ended           ended
                                           September 30,   September 30,
                                               1995            1995
                                           ------------    ------------

     Sales                                 $ 4,031,000     $12,040,000
                                           ===========     ===========

     Net income                            $   223,000     $   582,000
                                           ===========     ===========

     Earnings per common share                    $.05            $.12
                                                  ====            ====

     Shares used in earnings
      per common share computation           4,901,125       4,901,125
                                             =========       =========

     The proforma financial information presented above does not purport to represent what the Company's results of operations would have been had this acquisition occurred on January 1, 1995 or to project the Company's results of operations for any future period.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                        SUMMARIZED FINANCIAL INFORMATION

                               SEPTEMBER 30, 1996


(NOTE 3) - Inventory at September 30, 1996 is based on historical gross profit percentages. An analysis of inventory is as follows:

                                           September 30,   December 31,
                                               1996            1995
                                           ------------    ------------
                                           (Unaudited)      (Audited)

          Finished goods                   $   656,000     $   572,000
          Work-in-process                      170,000         138,000
          Raw materials                        345,000         328,000
                                           -----------     -----------

                                           $ 1,171,000     $ 1,038,000
                                           ===========     ===========

(NOTE 4)  -  CAPITAL STOCK

  Capital stock is summarized as follows:

     Preferred stock, nonvoting, $.001 par value, 14,965,000 shares authorized, none outstanding

     Common stock, voting, $.001 par value, 75,000,000 shares authorized, outstanding 4,397,566 shares in 1996 and 4,272,938 shares in 1995

     Class C redeemable selling warrantholder warrants, $.001 par value, outstanding 1,000,000 warrants

     Common stock purchase warrants, $.001 par value, outstanding 66,666 warrants


(NOTE 5) - In September 1996, the Company exercised an option to acquire 225,000 shares of its common stock and in October 1996 exercised an option to acquire an additional 225,000 shares. The shares were previously issued in connection with an acquisition. The total cost to acquire these shares is approximately $506,000 and is expected to be financed by a credit facility from the Company's bank.


(NOTE 6) - On September 30, 1996, the Company entered into an agreement and plan of merger for the sale of the Company to Novacare Orthotics and Prosthetics, Inc. The agreement is subject to the ratification by the stockholders of the Company.

             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                      Three months ended      Nine months ended
                                         September 30,           September 30,
                                      ------------------      -----------------
                                       1996        1995        1996        1995

Net income per statement of income  $  361,000  $  174,000  $  855,000  $  426,000
                                    ==========  ==========  ==========  ==========

Reconciliation of weighted average
  number of shares outstanding to
  amount used in earnings per
  share computation:

    Weighted average number of
      shares outstanding             4,622,566   4,241,045   4,622,566   4,241,045
    Add-shares reserved for
      employee stock plan               14,801      43,402      14,801      43,402
    Add-shares assuming exercise
      of warrants and stock
      options                           34,304        --        34,304        --
    Add-shares contingently
      issuable in connection with
      acquisitions                     240,247     166,678     240,247     166,678
                                    ----------  ----------  ----------  ----------

    Weighted average number of
      shares outstanding, as
      adjusted                       4,911,918   4,451,125   4,911,918   4,451,125
                                    ==========  ==========  ==========  ==========

Primary earnings per common share   $      .07  $      .04  $      .17  $      .10
                                    ==========  ==========  ==========  ==========

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT dated as of the 30th day of September, 1996 by and among Advanced Orthopedic Technologies, Inc., a Nevada corporation (the "Company"), NovaCare Orthotics & Prosthetics, Inc., a Delaware corporation ("O&P"), and AOT Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of O&P ("Merger Subsidiary").

     WHEREAS, the Company is engaged in the business of providing prosthetic and orthotic services to the general public and the retail distribution and custom fabrication of prosthetic and orthotic devices, primarily in the States of New York, New Jersey, Virginia, West Virginia, New Mexico and California (such activities being hereinafter referred to as the "Business"); and

     WHEREAS, the Boards of Directors of O&P, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    SECTION I

                                   THE MERGER

     A. The Merger.

          (i) At the Effective Time (as defined in subsection (ii) below), Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Nevada ("Nevada Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (ii) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Nevada and make all other filings or recordings required by Nevada Law in connection with the Merger. The closing of the Merger will take place at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017, or such other place as the parties may agree. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Nevada or at such later time as is specified in the certificate of merger (the "Effective Time").

          (iii) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Nevada Law.

     B. Conversion of Shares. At the Effective Time:

          (i) each outstanding share of common stock, $.001 par value per share (the "Shares"), of the Company held by the Company as treasury stock or owned by O&P or any subsidiary of O&P immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

          (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section I(B)(i) or as provided in
     Section I(E) with respect to shares as to which dissenter's rights have been exercised, be converted into the right to receive an amount in cash without interest thereon equal to (1) $14,080,000 less the sum of (x) the Merger Expenses (as hereinafter defined) and (y) the amounts payable with respect to the Company Warrants and the Company Options (each as hereinafter defined) pursuant to Section I(D) hereof divided by (2) the number of Shares outstanding immediately prior to the Effective Time (the "Cash Consideration").

     C. Surrender and Payment.

          (i) Prior to the Effective Time, O&P shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent"), which shall enter into an agreement with O&P and the Company reasonably acceptable to O&P and the Company, for the purpose of exchanging certificates representing Shares for the Cash Consideration.

          (ii) Simultaneously with the execution hereof, O&P shall deposit with Haythe & Curley, as escrow agent (the "Escrow Agreement"), cash in an amount equal to $14,080,000 (the "Merger Consideration Fund") for (A) the benefit of the holders of the Shares, the Company Warrants and the Company Options for exchange in accordance with this Section I(C), through the Exchange Agent, and (B) the payment of the Merger Expenses (as hereinafter defined). For purposes hereof, "Merger Expenses" shall include (A) expenses incurred by the Company in connection with the Merger plus (b) the amount, if any, by which the aggregate amount owing under (1) the Company's loan with State Bank of Long Island ("Bank Debt"), (2) notes of the Company issued in connection with acquisitions by the Company and (3) any net indebtedness of the Company owing to AHM (as hereinafter defined) for borrowed funds, exceeds $4,000,000.

          (iii) At the Effective Time, the Escrow Agent shall, pursuant to irrevocable instructions, (A) deliver a portion of the Merger Consideration Fund to the Exchange Agent in an amount equal to (1) the Cash Consideration times the number of Shares to be exchanged pursuant to Section I(B) plus
     (2) the amount to be paid to the holders of Company Warrants and Company Options in accordance with Section I(D) and (B) pay the Merger Expenses, as certified in a list delivered by the Company to the Escrow Agent, out of the Merger Consideration Fund. The Merger Consideration Fund shall not be used for any other purposes.

          (iv) Within ten (10) business days after the Effective Time, O&P will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

          (v) Each holder of Shares that have been converted into a right to receive cash, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive in exchange therefor cash which such holder has the right to receive pursuant to Section I(B) (which cash shall be paid by check sent to such holder within ten (10) business days after such surrender), and the certificate or certificates for Shares so surrendered shall be cancelled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive upon such surrender the Cash Consideration as contemplated by this Section I(C).

          (vi) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for, and in accordance with the procedures set forth, in this Section I.

          (vii) The Merger Consideration Fund shall be invested by (A) the Escrow Agent prior to the Effective Time and (B) the Exchange Agent after the Effective Time, in each case, as directed by O&P in consultation with the Surviving Corporation (so long as such directions do not impair the rights of the holders of Shares) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service Inc. or Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having combined capital, surplus and undivided profits aggregating at least $500,000,000 (provided that no such investment made prior to the thirtieth day after the Effective Time shall mature more than seven days after such investment is made), and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

          (viii) Any portion of the Merger Consideration Fund made available to the Exchange Agent pursuant to Section I(C)(iii) that remains unclaimed by the holders of Shares, Company Warrants or Company Options six months after the Effective Time shall be returned to O&P, upon demand, and any such holder who has not exchanged his Shares, Company

     Warrants or Company Options in accordance with this Section I(C) prior to that time shall thereafter look only to O&P to exchange such Shares, Company Warrants or Company Options. Notwithstanding the foregoing, O&P shall not be liable to any holder of Shares, Company Warrants or Company Options for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares, Company Warrants or Company Options two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of O&P free and clear of any claims or interest of any Person (as hereinafter defined) previously entitled thereto. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (ix) The Surviving Corporation shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any holder of Shares, Company Warrants or Company Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares, Company Warrants or Company Options in respect of which such deduction and withholding was made by the Surviving Corporation.

          (x) Any portion of the Merger Consideration Fund made available to the Exchange Agent pursuant to Section I(C)(iii) to be paid with respect to Shares for which dissenter's rights have been perfected shall be returned to O&P, upon demand.

     D. Stock Options and Warrants.

          (i) At the Effective Time, each outstanding warrant to purchase Shares (a "Company Warrant"), which by its terms so provides, shall be cancelled and each Person holding such Company Warrant shall receive in consideration thereof cash in an amount (the "Warrant Consideration") equal to (x) the difference between the Cash Consideration and the exercise price per share of such Company Warrant multiplied by (y) the number of Shares covered by such Company Warrant; and

          (ii) At the Effective Time, each outstanding option to purchase Shares (a "Company Option"), whether or not exercisable, and whether or not vested, shall be cancelled and each Person holding a Company Option shall receive in consideration thereof cash in an amount equal to (x) the difference between the Cash Consideration and the option price per share of such Company Option multiplied by (y) the number of Shares covered by such Company Option.

     E. Dissenting Shares. Notwithstanding Section I(B), Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Nevada Law shall not be converted into a right to receive the Cash Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Consideration. The Company shall give O&P prompt notice of any demands received by the Company for appraisal of Shares, and O&P shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of O&P, make any payment with respect to, or settle or offer to settle, any such demands. O&P shall be responsible for any and all payments required to be made with respect to Shares for which the holder thereof has perfected his dissenter's rights, as well as the costs and expenses of all proceedings relating to the adjudication and/or settlement thereof.

                                   SECTION II

                            THE SURVIVING CORPORATION

     A. Certificate of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     B. By-laws. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     C. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   SECTION III

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                          AND AGREEMENTS OF THE COMPANY

     The Company hereby represents and warrants to, and covenants and agrees with, O&P, as of the date hereof and as of the Effective Time, that, except as disclosed on the Company Disclosure Schedule delivered by the Company to O&P simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule") and subject to the approval of the Merger by the stockholders of the Company prior to the Effective Time:

     A. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Subsidiaries (as hereinafter defined), taken as a whole (a "Company Material Adverse Effect"). Except for the Subsidiaries, the Company has no subsidiaries, owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement. The copies of the articles of incorporation and by-laws of the Company and each of the Subsidiaries which have been delivered to O&P are complete and correct.

     B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

     C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Company or, assuming (i) the filing of a certificate of merger in accordance with Nevada Law and (ii) compliance with applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company is bound, except for any conflict, breach, default, termination or lien which would not have a Company Material Adverse Effect. Other than (i) the filing of a certificate of merger in accordance with Nevada Law, (ii) compliance with applicable requirements of the Exchange Act and (iii) approval of the Merger by the Company's stockholders, no consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in the Company Disclosure Schedule.

     D. Capitalization. The authorized capital stock of the Company consists of
(i) 75,000,000 Shares and (ii) 14,955,000 shares of preferred stock, $.001 par value per share. As of September 30, 1996, there were outstanding (w) 4,774,233 Shares, (w) Company Options to purchase an aggregate of 219,534 Shares, (x) Company Warrants to purchase an aggregate of 665,334 Shares and (y) obligations (a "Company Share Obligation") to issue, subject to certain conditions, up to 224,804 Shares (assuming for purposes of this representation, a Company stock price of approximately $3.00 and achievement of 100% of earnings targets) in connection with certain acquisitions made by the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section III(D) and except for changes since September 30, 1996 resulting from the exercise of Company Options, Company Warrants or other obligations to issue Shares referred to above outstanding on such date, there are outstanding (1) no shares of capital stock or other voting securities of the Company, (2) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (3) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (1), (2) and (3) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     E. Subsidiaries.

          (i) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and, at the Effective Time, each Subsidiary will be in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has all corporate power and all material governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and, at the Effective Time, each subsidiary will be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" of the Company means any corporation or other entity of which all of the outstanding securities or other ownership interests are owned directly or indirectly by the Company. Unless otherwise noted or as the context shall otherwise require, references herein to the Company shall include the Company and each of the Subsidiaries.

          (ii) All of the outstanding capital stock of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any lien, encumbrance, security interest or claim whatsoever. The Company Disclosure Schedule sets forth, for each Subsidiary, the outstanding capital stock, jurisdiction of incorporation and all jurisdictions in which it is qualified to do business as a foreign corporation. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (b) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (a) and (b) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     F. SEC Filings.

          (i) The Company has delivered to O&P (a) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Company 10-KSB"), (b) its quarterly reports on Form 10-QSB for its fiscal quarters ended March 31, 1996 and June 30, 1996, (c) its current report on Form 8-K dated January 6, 1996, (d) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1995, and (e) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1995, and all materials incorporated therein by reference (the filings referred to in clauses (a) through (e) above and delivered to O&P prior to the date hereof being hereinafter referred to as the "Company SEC Filings").

          (ii) As of its filing date, each such report or statement filed pursuant to the Exchange Act complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (iii) Each such registration statement and any amendment thereto filed pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act"), as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     G. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company 10-KSB and the quarterly reports on Form 10-QSB referred to in Section III(F) (collectively, the "Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, would have a Company Material Adverse Effect).

     H. Absence of Certain Changes. Except as contemplated hereby or as described in any Company SEC Filing, subsequent to June 30, 1996, there has not been any (i) material adverse or prospective material adverse change in the condition of the Company, financial or otherwise, or in the results of the operations of the Company; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company; (iii) labor dispute or threatened labor dispute involving the employees of the Company or notice that any groups of employees or executive employees of the Company intend to take leaves of absence, with or without pay;
(iv) actual or, to the best knowledge of the Company, threatened disputes pertaining to the Business with any major accounts or referral sources of the Company, or actual or, to the best knowledge of the Company, threatened loss of all or substantially all the business from any of the major accounts or referral sources of the Company; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company; or (vi) other event or condition of any character, known to the Company or which in the exercise of reasonable diligence should be known to the Company, not disclosed in this Agreement pertaining to and materially adversely affecting the Company, the Business or the assets of the Company. Notwithstanding the representation in subparagraph (iv) above, in the ordinary course of the Company's business, there are customer complaints, adjustments, returns, refunds, replacements, maintenance and notifications thereof regarding customers, patients, accounts and referral sources, which do not, individually or in the aggregate, have a Company Material Adverse Effect; the existence of such claims does not constitute a breach of the representations contained in this Section III(H). No representation or warranty is made in this Agreement as to the effect or change on the Company, its Business or assets of general economic trends, or conditions or trends in the prosthetic and orthotic industry, or the health care industry in general, or as to the impact on the Company or such industries of federal and state legislative, budgetary and regulatory changes proposed or enacted which affect the methods of delivery of health care services, health care insurance, pricing and reimbursement of health care services, or as to the overall restructuring of the health care system and the Medicare and Medicaid programs.

     I. Liabilities Incurred. Subsequent to June 30, 1996, the Company has not
(i) incurred any bank indebtedness, entered into any leases, loan agreements, or contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person except for (x) contracts, obligations or arrangements entered into in the ordinary course of business consistent with past practices which are not material to the operation of the Business or (y) contracts and agreements specifically contemplated or required by the terms and conditions of this Agreement, or (ii) permitted any liens or encumbrances to attach to any of the assets of the Company.

     J. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in the Company Disclosure Schedule. All such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and, to the best knowledge of the Company, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for such defaults, if any, as are not material in character, amount or extent and do not, severally or in the aggregate, materially detract from the value or interfere with the present use of the property subject to such lease or affect the validity or enforceability of such lease or otherwise materially impair the Company or the operations of the Business. The Company has no knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in the Company Disclosure Schedule. The Company has not received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent; provided, however, that no representation, warranty or assurance is made that any lease will actually be renewed by the landlord thereof.

     K. Title to Assets; Condition of Property. The Company has good and valid title to the assets of the Company, including, without limitation, the properties and assets reflected in the Financial Statements (except for assets leased under leases set forth in the Company Disclosure Schedule, inventory and other assets sold or retired and accounts receivable collected upon, since June 30, 1996 in the ordinary course of business consistent with past practices). The Company leases or owns all properties and assets used in the operations of the Business as currently conducted other than inventory and supplies which need to be purchased and replenished in the ordinary course of business. All such properties and assets are in all material respects in good condition and repair, ordinary wear and tear excepted, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. At the Effective Time, none of the assets of the Company will be subject to any liens, charges, encumbrances or security interests except for liens and encumbrances and security interests not related to indebtedness, which individually and in the aggregate, do not materially adversely affect the conduct or operation of the Company's Business; liens for taxes not yet due and payable or which are being contested in good faith; and liens of mechanics, materialmen, warehouseman, carriers, landlords and other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or which are being contested in good faith. None of the assets of the Company (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely to be material to the operations of the Business. The Company owns all the properties and assets which have been located at or on any of the leased premises of the Company at any time since June 30, 1996.

     L. Taxes. The Company and each Subsidiary has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company and each Subsidiary are true, complete and correct in all material respects. The Company and each Subsidiary has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of the Subsidiaries except for liens for Taxes not yet due and payable or being contested in good faith. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company and each Subsidiary as of the close of the period covered by the Financial Statements, and the amount of the Company's and each Subsidiary's unpaid Taxes on June 30, 1996 does not exceed the accrual for Taxes reflected in the Financial Statements for the period ended June 30, 1996, subject to year end adjustments. Since June 30, 1996, neither the Company nor any of the Subsidiaries has incurred any Tax liability other than in the ordinary course of business. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in the Company Disclosure Schedule), no written inquiries or notices have been received by the Company or any of the Subsidiaries from any taxing authority with respect to possible claims for Taxes, and neither the Company nor any of the Subsidiaries has any reason to believe that such an inquiry or notice is pending or threatened, and, to the best knowledge of the Company and each of the Subsidiaries, there is no basis for any additional claims or assessments for Taxes. Neither the Company nor any of the Subsidiaries has agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company and each Subsidiary has delivered to O&P copies of the federal and state income Tax Returns filed by the Company and each Subsidiary for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.

     M. Permits; Compliance with Applicable Law.

          (i) General. The Company is not in default under any, and has complied with all, mandatory statutes, ordinances, regulations and laws (including, but not limited to, all federal and state fraud and abuse, "anti-kickback" and "self-referral" laws), orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or any of the assets of the Company as to which a default or failure to comply might result in a Company Material Adverse Effect. The Company has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

          (ii) Permits; Intellectual Property. Set forth in the Company Disclosure Schedule is a complete and accurate list of all permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company in connection with the Business. To the best knowledge of the Company, the Permits set forth in the Company Disclosure Schedule are all the Permits required for the conduct of the Business. All the Permits set forth in the Company Disclosure Schedule are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the best knowledge of the Company, threatened. To the best knowledge of the Company, there are no existing material defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a material default by the Company under any such Permit. The Company has no knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permits set forth in the Company Disclosure Schedule. To the best knowledge of the Company, the use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights.

          (iii) Environmental. (a) To the best knowledge of the Company, the Company has duly complied with, in all material respects, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

               (b) The Company has not received any notice of violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which violations, individually or in the aggregate, could result in a Company Material Adverse Effect.

          (iv) Medicare, Medicaid and CHAMPUS. The Company has complied in all material respects with all laws, rules and regulations of the Medicare, Medicaid, CHAMPUS and other governmental healthcare programs, except for any such failure to comply which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All claims, returns, invoices, cost reports and other forms made by the Company to Medicare, Medicaid, CHAMPUS or any other governmental health or welfare related entity or any other third party payor since January 1, 1992 are in all material respects true, complete, correct and accurate. To the best knowledge of the Company, no deficiency in any such claims, returns, cost reports and other filings, including claims for over-payments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider or reimbursement entities relating to Medicare, Medicaid or CHAMPUS claims or any other third party payor. The Company has not been subject to any audit relating to fraudulent Medicare, Medicaid or CHAMPUS procedures or practices. To the best knowledge of the Company, there is no basis for any claim or request for recoupment or reimbursement from the Company by, or for reimbursement by the Company of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or CHAMPUS claims.

     N. Inventories; Accounts Payable.

          (i) The inventories of the Company are in all material respects merchantable and fully usable in the ordinary course of business.

          (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Company subsequent to June 30, 1996, are in all respects valid claims that arose in the ordinary course of business. Since June 30, 1996, the accounts and notes payable and other accrued expenses of the Company have been paid in a manner consistent with past practice.

     O. Contractual and Other Obligations. Set forth in the Company Disclosure
Schedule is a list of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the assets of the Company is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings) other than contracts or agreements under which the consideration to be paid by or received by the Company is less than $25,000; (ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $25,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor, to the best knowledge of the Company, any other party is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and, to the best knowledge of the Company, no event has occurred which with the giving of notice or the lapse of time would constitute a material default under any covenant or condition under any Contract. The Company is not a party to any Contract which would terminate or be violated by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all written Contracts have been provided to O&P.

     P. Compensation. Set forth in the Company Disclosure Schedule is a list of all agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in the Company Disclosure Schedule is a list of all employees or independent contractors of the Company entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. Except for the Company Options, the Company Warrants and the Contingent Payees (as hereinafter defined), the Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company or the Business.

     Q. Employee Benefit Plans. Except as set forth in the Company Disclosure Schedule, the Company does not maintain or sponsor, or contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate are hereinafter referred to as the "Benefit Plans". All Benefit Plans comply in all material respects with all requirements of the Department of Labor and the

Internal Revenue Service, and with all other applicable law, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or O&P except for claims in the ordinary course for benefits with respect to the Benefit Plans and any requirements of the Company to contribute to a Benefit Plan as set forth in the terms and conditions of such Benefit Plan. In addition:

          (i) Each Benefit Plan, including the Advanced Orthopedic Technologies, Inc. 401(k) Plan (the "Plan"), intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification;

          (ii) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to, a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA);

          (iii) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

          (iv) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan, or, to the best knowledge of the Company, any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto); and

          (v) The Company has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied with the notice and continuation requirements of
     Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

     In connection with the transactions contemplated by this Agreement, the Company hereby agrees that it will (i) terminate the Plan as of a date prior to the Effective Time, (ii) take any and all steps necessary to effectuate promptly the termination of the Plan including but not limited to the amendment of the Plan, if necessary, to comply with the Tax Reform Act of 1986 and the filing of an Application for Determination Upon Termination for the Plan, and all required forms with the Internal Revenue Service and Department of Labor, (iii) deliver all notices required to be delivered to employees and to the trustees of the Plan, (iv) continue to file any and all information reports, including annual reports, required with respect to the Plan until the completion of the termination of the Plan and (v) fully vest all employees in their account balances in the Plan.

     As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of the Plan, the Company shall cause the trustees of the Plan to distribute the account balances in the Plan of the employees who are participants in the Plan in accordance with the terms of the plan documents and any and all applicable laws, rules and regulations. The current trustees of the Plan shall remain as trustees of the Plan through completion of the termination process.

     R. Labor Relations. Since January 1, 1992, there have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours which violations, individually or in the aggregate, could result in a Company Material Adverse Effect. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best knowledge of the Company, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against (to the best knowledge of the Company) or involving the Business. No issue with respect to union representation is pending or, to the best knowledge of the Company, threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

     S. Increases in Compensation or Benefits. Subsequent to June 30, 1996, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in the Company Disclosure Schedule. Except for bonuses that may be due to employees of the Company for the current year as set forth in the Company Disclosure Schedule, all bonuses heretofore granted to employees of the Company have been paid in full to such employees. The vacation policy of the Company is set forth in the Company Disclosure Schedule. No employee of the Company is entitled to vacation time in excess of three weeks during the current calendar year and no employee of the Company has any accrued vacation or sick time with respect to any prior period.

     T. Insurance. A list of each of the insurance policies maintained by the Company is set forth in the Company Disclosure Schedule. Such insurance policies are in full force and effect and all premiums due thereon prior to or at the Effective Time have been, or prior to the Effective Time will be, paid. The Company has complied with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. There are no notices of any pending or threatened termination or premium increases with respect to any such policies. The Company has not had any material casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Company is not aware of any occurrence which may give rise to any material claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against the Company covered by insurance have been reported to the insurance carrier on a timely basis.

     U. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

     V. Allowances. The Company has no obligation outside of the ordinary course of business or pursuant to the terms and conditions of managed care contracts to make allowances to any customers with respect to the Business.

     W. Use of Names. All names under which the Company currently conducts the Business are listed in the Company Disclosure Schedule. To the best knowledge of the Company, there are no other persons or businesses conducting businesses similar to those of the Company in the States of New York, New Jersey, Virginia, West Virginia, New Mexico and California having the right to use or using the names set forth in the Company Disclosure Schedule or any variants of such names; and no other person or business has ever attempted to restrain the Company from using such names or any variant thereof. The Company and its Subsidiaries utilize the corporate names "Advanced Orthopedic Technologies, Inc." with modifiers identifying the state of incorporation of the Subsidiaries. None of such names are registered trademarks, trade names, service marks or service names under federal or state law. No representation or warranty is made as to the use of such names outside the states set forth in this Section III(W). Inasmuch as numerous organizations competitive with the Business utilize the word "Orthopedic" in their corporate or business names, no representation or warranty is made as to proprietary use of such word in any jurisdiction as part of a corporate or business name nor as to the ability to obtain any registration of any trademark, trade name, service mark or service name with respect to any names utilized by the Company or its Subsidiaries. As set forth in the Company Disclosure Schedule, in certain locations the Company or its Subsidiaries utilize the business names formerly utilized by companies the Company has acquired and other former names ("Seller Names"), the Company does not own any registered trademark, trade name, service mark, service name, nor does it possess any business, trade name or fictitious name certificates for any of the Seller Names and the Company makes no representation or warranty as to the ability to obtain registration or certificates therefor.

     X. Power of Attorney. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

     Y. Certification. The Company is in compliance with applicable industry standards requiring supervision of professional operations by prosthetic and orthotic practitioners certified by the American Board for Certification in Prosthetics and Orthotics.

Neither the Company nor such practitioners are currently required to hold any professional license issued by any state authority to engage in the Business.

     Z. Litigation; Disputes. Except as set forth in the Company Disclosure Schedule, (i) there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company, the Business or any of the assets of the Company, (ii) no such claim, dispute, action, suit, proceeding or investigation in excess of $50,000 has been pending or threatened against or affecting the Company, the Business or any of the assets of the Company during the five-year period preceding the Effective Time and (iii) to the best knowledge of the Company, there is no basis for any such claim, dispute, action, suit, investigation or proceeding against or affecting the Company, the Business or any of the assets of the Company. Notwithstanding the foregoing set forth above, in the ordinary course of the Company's business, there are customer complaints, adjustments, returns, refunds, replacements, maintenance and notifications thereof regarding customers, patients, accounts and referral sources, which do not, individually or in the aggregate, have a Company Material Adverse Effect; the existence of such claims does not constitute a breach of the representations contained in this Section III(Z). The Company has no knowledge of any default under any such action, suit or proceeding set forth in the Company Disclosure Schedule. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

     AA. Location of Business and Assets. Set forth in the Company Disclosure
Schedule is each location (specifying state, county and city) where the Company
(i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture.

     AB. Computer Software. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Company's business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in the Company Disclosure Schedule (the "Licenses"). The Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

     AC. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     AD. Finders' Fees. Except for the Company's agreement with Jerome Grossman, as amended to date, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any

Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     AE. Contingent Payments. The Company has entered into written agreements with each Person (a "Contingent Payee") who is entitled to receive Shares as contingent payments from the Company pursuant to a definitive agreement for such Person to receive, if and at the time such contingent payment is due, certain consideration in lieu of Shares. In addition, in circumstances where such Contingent Payee is entitled to such contingent payment as an additional payment in connection with an acquisition, such written agreement shall provide that the contingent payment, if earned, is not contingent on such Contingent Payee being employed by the Company. A list of all Contingent Payees is set forth in the Company Disclosure Schedule.

     AF. Disclosure. No representation or warranty made under any Section hereof and none of the information set forth herein or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No representations or warranties are made by any party hereto except as set forth in this Agreement or in the Company Disclosure Schedule.

                                   SECTION IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                   AND AGREEMENTS OF O&P AND MERGER SUBSIDIARY

     Each of O&P and Merger Subsidiary hereby represents and warrants to, and covenants and agrees with, the Company, as of the date hereof and as of the Effective Time, that:

     A. Organization. Each of O&P and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.

     B. Authority. The execution and delivery of this Agreement by each of O&P and Merger Subsidiary, the performance by each of O&P and Merger Subsidiary of its respective covenants and agreements hereunder and the consummation by each of O&P and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of O&P and Merger Subsidiary, respectively, enforceable against each of them in accordance with its terms.

     C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of either O&P or Merger Subsidiary or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or will constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which either O&P or Merger Subsidiary is a party or by which either O&P or Merger Subsidiary or any of their assets is bound.

     D. Ownership. O&P owns 100% of the issued and outstanding capital stock of Merger Subsidiary. NovaCare, Inc., a Delaware corporation ("NovaCare"), owns 100% of the issued and outstanding capital stock of O&P.

                                    SECTION V

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     A. Conduct of the Company. Except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company and each Subsidiary shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except as otherwise approved in writing by O&P, or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not, and will not permit any Subsidiary to, adopt or propose any change in its articles of incorporation or by-laws;

          (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person (other than another wholly owned Subsidiary) or acquire a material amount of stock or assets of any other Person;

          (c) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or (iii) transfers between the Company and/or its Subsidiaries;

          (d) the Company will not declare or pay any dividends or make any distributions on its Shares;

          (e) the Company will not, and will not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of Shares either upon the exercise of Company Options or Company Warrants or to fulfill obligations to issue Shares in each case as described in Section I(D) and outstanding on the date hereof, (ii) split, combine or reclassify any Company Securities or Company Subsidiary Securities or (iii) except as required or permitted by this Agreement, repurchase, redeem or otherwise acquire any Company Securities or any Company Subsidiary Securities;

          (f) except as otherwise expressly permitted hereby, the Company will not make any commitment or enter into any contract or agreement material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

          (g) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

          (h) the Company will not, and will not permit any of its Subsidiaries to, take or agree to commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     B. Access to Information. From the date hereof until the Effective Time, the Company will give O&P, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to O&P, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with O&P in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section V(B) shall affect any representation or warranty given by the Company to O&P hereunder.

     C. Confidentiality. Each of the Company, Merger Subsidiary and O&P shall be bound by the terms of the Confidentiality Agreement dated as of August 14, 1996, which agreement shall survive the execution and delivery of this Agreement.

     D. Other Offers. From the date hereof until the termination hereof, the Company and its Subsidiaries and the officers, directors, employees or other agents of the Company and its Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as defined below) or (ii) unless otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, a Company Acquisition Proposal. The Company will promptly notify O&P after receipt of any Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any

Person that may be considering making, or has made, a Company Acquisition Proposal. For purposes of this Agreement, "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     E. Notices of Certain Events. The Company shall promptly notify O&P of:

          (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section I(Z) or which relate to the consummation of the transactions contemplated by this Agreement.

     F. Certain Filings; Stockholders Meeting. The Company shall promptly prepare and file with the SEC a Proxy Statement and cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, unless otherwise required in accordance with their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company will, subject to the foregoing, use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the transactions contemplated hereby and such other matters as are contemplated by the terms of this Agreement or required by Nevada Law, and will otherwise comply with all legal requirements applicable to such meeting.

                                   SECTION VI

                                COVENANTS OF O&P

     O&P agrees that it will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   SECTION VII

                        COVENANTS OF O&P AND THE COMPANY

     The parties hereto agree that:

     A. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     B. Public Announcements. O&P and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or interdealer quotation system, will not issue any such press release or make any such public statement without obtaining the prior written approval of the other party.

     C. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  SECTION VIII

                            CONDITIONS TO THE MERGER

     A. Conditions to the Obligations of Each Party. The obligations of the Company, O&P and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) this Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with Nevada Law;

          (ii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger;

          (iii) O&P and Andrew H. Meyers ("AHM") shall have entered into a Non-competition Agreement on mutually agreed upon terms; and

          (iv) O&P and AHM shall have terminated AHM's Employment Agreement dated April 30, 1992 and entered into an Employment Agreement on mutually agreed upon terms.

     B. Conditions to the Obligations of O&P and Merger Subsidiary. The obligations of O&P and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (i) Subject to the next succeeding sentence, the representations and warranties made by the Company herein shall be correct as of the Effective Time in all respects with the same force and effect as though such representations and warranties had been made as of the Effective Time, and, at the Effective Time, the Company shall deliver to O&P and Merger Subsidiary a certificate dated the date of the Effective Time to such effect; and all the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or before the Effective Time shall have been duly complied with and performed in all material respects, and, at the Effective Time, the Company shall deliver to O&P and Merger Subsidiary a certificate dated as of the date of the Effective Time to such effect. The Company shall be entitled to notify O&P, from time to time, on or before the date which is five (5) business days prior to the Effective Time, which notification (each, an "Update Notice") may (i) update, modify or supplement the Company Disclosure Schedule and, upon delivery of such Update Notice, the Company Disclosure Schedule, for all purposes of this Agreement, shall be deemed to be amended to be consistent with each such Update Notice. In the event that O&P receives an Update Notice which sets forth the occurrence or existence of events or circumstances which have had a Company Material Adverse Effect, O&P shall (after providing the Company with written notice and an opportunity to modify the Update Notice or to cure any matter set forth in the Update Notice which has had such effect and the Company shall not have modified the Update Notice or cured such matter so as to avoid such effect on or prior to the date which is thirty
     (30) days after the Company has received such written notice, but in no event later than December 31, 1996) have no obligation to complete the transactions contemplated by this Agreement; O&P's sole and exclusive remedy in such event shall be to terminate this Agreement pursuant to
     Section IX(A)(vi);

          (ii) Prior to the Effective Time, O&P shall have received evidence of the consent of each Person holding (a) a Company Warrant or (b) a Company Share Obligation to have such Company Warrant or Company Share Obligation, as the case may be, cancelled on the terms and conditions set forth in this Agreement;

          (iii) O&P shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the Merger, which copy shall be certified by an executive officer of the Company;

          (iv) O&P shall have received an opinion of Herrick, Feinstein LLP, counsel for the Company, substantially to the effect set forth in Exhibit A attached hereto;

          (v) O&P and AHM shall have entered into an Indemnification Agreement on mutually agreed upon terms;

          (vi) O&P shall have received evidence, reasonably satisfactory to it and its counsel, of the termination or transfer of the two key man life insurance policies issued on the life of AHM and that the Company has no further obligation to pay (or reimburse the payment of) any of the premiums on such policies;

          (vii) O&P, or a representative thereof, shall have received an irrevocable proxy from each of AHM and Norbert B. Meyers ("NBM") to vote their Shares in favor of the Merger at the special meeting of the stockholders of the Company called to vote on the Merger;

          (viii) O&P shall have received evidence, reasonably satisfactory to it and its counsel, that the agreement to pay each of AHM and NBM a guarantee fee in connection with the Bank Debt has been terminated; and

          (ix) O&P shall have received evidence, reasonably satisfactory to it and its counsel, that all patent license agreements between AHM and the Company have been terminated.

     C. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (i) The representations and warranties made by O&P and Merger Subsidiary herein shall be correct as of the Effective Time in all respects with the same force and effect as though such representations and warranties had been made as of the Effective Time, and, at the Effective Time, O&P and Merger Subsidiary shall deliver to the Company a certificate dated the date of the Effective Time to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by O&P and Merger Subsidiary on or before the Effective Time shall have been duly complied with and performed in all material respects, and, at the Effective Time, O&P and Merger Subsidiary shall deliver to the Company a certificate dated as of the date of the Effective Time to such effect;

          (ii) the Company shall have received a copy of the resolutions of the Board of Directors of O&P, Merger Subsidiary and NovaCare authorizing the Merger and the transactions contemplated thereby, which copy shall be certified by an executive officer of O&P, Merger Subsidiary or NovaCare, as the case may be;

          (iii) the Company shall have received an opinion of Peter D. Bewley, Esq., counsel for O&P and Merger Subsidiary, substantially to the effect set forth in Exhibit B attached hereto; and

          (iv) AHM and NBM shall have received evidence that each of them has been released from their respective guarantees with respect to the Company's repayment of the Bank Debt.

                                   SECTION IX

                                   TERMINATION

     A. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company);

          (i) by mutual written consent of the Company and O&P;

          (ii) by either the Company or O&P, if the Merger has not been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date);

          (iii) by either the Company or O&P, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

          (iv) by either the Company or O&P, if the stockholder approval referred to in Section VIII(A)(i) shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment thereof;

          (v) by either the Company or O&P (the "Terminating Party") if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an material adverse effect on the business, operations or properties of the Company or O&P, as the case may be, or (y) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Terminating Party to the other party; or

          (vi) by O&P (A) if holders of a substantial number of the Shares outstanding immediately prior to the Effective Time shall have complied with all requirements for perfecting rights of dissenters as set forth in
     Section 92A.380 of the Nevada Law with respect to such shares or (B) pursuant to Section VIII(B)(i).

     B. Effect of Termination. If this Agreement is terminated pursuant to
Section IX(A), this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the parties shall be liable for any willful breaches hereof.

                                    SECTION X

                                  MISCELLANEOUS

     A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

       (1) If to the Company:

           151 Hempstead Turnpike
           West Hempstead, New York  11552
           Attention:  President
           Telecopy No.:  (516) 481-4137

           with a copy to:

           Herrick, Feinstein LLP
           2 Park Avenue
           New York, New York  10016
           Attention:  Lawrence M. Levinson, Esq.
           Telecopy No.:  (212) 889-7577

       (2) If to O&P:

           c/o NovaCare, Inc.
           1016 West Ninth Avenue
           King of Prussia, Pennsylvania  19406
           Attention:  President
           Telecopy No.:  (610) 992-3328

           with a copy to:

           NovaCare, Inc.
           1016 West Ninth Avenue
           King of Prussia, Pennsylvania  19406
           Attention:  General Counsel
           Telecopy No.:  (610) 992-3328

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

     B. Survival of Representations. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Article I.

     C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and, subject to Section X(I), no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     D. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.; provided, however, that the expenses of the Company may be paid in accordance with Section I(C)(iii).

     E. Invalidity. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     F. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, Merger Subsidiary and O&P, respectively.

     G. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

     H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     I. Amendments. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, O&P and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and only such Board of Directors can take actions on behalf of that party and (ii) after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party's Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (y) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                                      * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                 ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.

                                 By: /s/ ANDREW H. MEYERS
                                     --------------------------------------
                                          Name:  Andrew H. Meyers
                                          Title: President

                                 AOT ACQUISITION CORP.

                                 By: /s/ ROBERT E. HEALEY, JR.
                                     --------------------------------------
                                          Name:  Robert E. Healey, Jr.
                                          Title: Vice President

                                   APPENDIX B

                      FULL TEXT OF NEVADA STATUTE REGARDING
                           RIGHTS OF DISSENTING OWNERS
           (NEVADA REVISED STATUTES 92A.300 THROUGH 92A.500 INCLUSIVE)

     92A.300 DEFINITIONS.--As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     92A.305 "BENEFICIAL STOCKHOLDER" DEFINED.--"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     92A.310 "CORPORATE ACTION" DEFINED.--"Corporate action" means the action of a domestic corporation.

      92A.315 "DISSENTER" DEFINED.--"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

     92A.320 "FAIR VALUE" DEFINED.--"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     92A.325 "STOCKHOLDER" DEFINED.--"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

     92A.330 "STOCKHOLDER OF RECORD" DEFINED.--"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

     92A.335 "SUBJECT CORPORATION" DEFINED.--"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     92A.340 COMPUTATION OF INTEREST.--Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

     92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.--A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED LIABILITY COMPANY.--The articles of organization or operating agreement of domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.--1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.--1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

               (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

               (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action take pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

     92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.--1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

               (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                    (I) The surviving or acquiring entity; or

                    (II) Any other entity which, at the effective date of the
               plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

               (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

     92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.--1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

     92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

     92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

     92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.--1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.--1. A stockholder to whom a dissenter's notice is sent must:

               (a) Demand payment;

               (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

               (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

     92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.--1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.--1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located;

     or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any:

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

     92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.--1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.--1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.--1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.--1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                   APPENDIX C

                     ADVANCED ORTHOPEDIC TECHNOLOGIES, INC.
                             151 HEMPSTEAD TURNPIKE
                         WEST HEMPSTEAD, NEW YORK 11552
                                      PROXY

     The undersigned Stockholder hereby appoints Andrew H. Meyers and Norbert B. Meyers, and each or any of them, proxies for the undersigned, with full power of substitution, to appear and vote all of the shares of stock of Advanced Orthopedic Technologies, Inc., a Nevada corporation ("AOT" or the "Company"), which the undersigned would be entitled to vote if personally present, and otherwise act with the same force and effect as the undersigned, at the Special Meeting of Shareholders of the Company to be held at the offices of Herrick, Feinstein LLP, counsel to the Company, Two Park Avenue, New York, New York 10016, 21st Floor Main Conference Room, on Monday, December 2, 1996, 10:00
A.M. and at any adjournments thereof, and to take action on the proposal set forth below and any other business that may lawfully come before the meeting. Unless a contrary direction is indicated, this proxy will be voted "FOR" the proposal set forth below. If specific instructions are indicated, this proxy will be voted in accordance therewith. In his discretion, each proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL SET FORTH BELOW. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

     1. To approve and adopt the Agreement and Plan of Merger dated as of September 30, 1996 by and among AOT, NovaCare Prosthetics & Orthotics, Inc., a Delaware corporation ("NovaCare O&P") and AOT Acquisition Corp., a Nevada corporation and wholly owned subsidiary of NovaCare O&P ("NovaCare Sub"), providing for the merger of NovaCare Sub with and into AOT, whereupon AOT will become a wholly owned subsidiary of NovaCare O&P, and the shareholders of AOT will receive a cash consideration of approximately $3.00 per share, subject to adjustment (a copy of said Agreement and Plan of Merger is attached as Appendix A to the accompanying Proxy Statement); and

            |_| For             |_|  Against            |_|  Abstain

     2. In the discretion of the proxies, upon all other matters coming before the meeting.

     The undersigned hereby revokes any proxies heretofore given to vote or act in respect of any shares of stock of the Company and acknowledges receipt of the Notice of Special Meeting of Shareholders. This proxy is revocable; however, it will remain valid until canceled by a writing delivered to Advanced Orthopedic Technologies, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.

WHEN SIGNING AS ATTORNEY,                  PLEASE SIGN HERE EXACTLY
EXECUTOR, ADMINISTRATOR,                   AS YOUR NAME IS PRINTED ABOVE
TRUSTEE, GUARDIAN, PARTNER OR
CORPORATE OFFICER, PLEASE SIGN             Sign Here:___________________________
YOUR FULL TITLE AS SUCH.  EACH
JOINT TENANT OR TENANT-IN-                 Dated:_______________________________
COMMON SHOULD ALSO SIGN.

           PLEASE SIGN AND SEND IN YOUR PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.